As filed with the Securities and Exchange Commission on October 2, 2003

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SPEEDEMISSIONS, INC.
(Name of small business issuer in its charter)

Florida	7549	33-0961488
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1139 Senoia Road Suite B Tyrone, GA 30290	(770) 306-7667
(Address of principal executive offices and intended principal place of business)	(Telephone number)

Richard A. Parlontieri, President
1139 Senoia Road, Suite B
Tyrone, Georgia 30290
(770) 306-7667
(Name, address, and telephone
number of agent for service)

COPIES TO:

Brian A. Lebrecht, Esq.
The Lebrecht Group, APLC
22342 Avenida Empresa, Suite 220
Rancho Santa Margarita, California 92688
(949) 635-1240

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock offered for sale	5,000,000	$TBD	$TBD	$1,035.00

Total Registration Fee				$1,035.00

(1)        The offering price per share for the selling security holders was estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Act").

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any statem where the offer or sale is not permitted.

Subject to Completion, Dated September 30, 2003

PROSPECTUS

Up to 5,000,000 shares of common stock

SPEEDEMISSIONS, INC.

Speedemissions is registering 5,000,000 shares for sale to investors by Speedemissions at a price of $TBD per share. This offering will terminate when all 5,000,000 shares are sold or on March 31, 2004, unless we terminate it earlier.

Our common stock is quoted on the over-the-counter electronic bulletin board under the symbol "SPEM."

Investing in the common stock involves risks. Speedemissions currently has limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 3.

	Per Share	Total

Public offering price	$TBD	$TBD
Underwriting discounts and commissions	$TBD	$TBD
Proceeds, before expenses, to Speedemissions	$TBD	$TBD

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Best efforts offering. The underwriters are not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered. Investors must purchase a minimum of ______ shares. No escrow or trust account has been established, the proceeds of any sales will go directly to Speedemissions.

The date of this prospectus is _________, 2003

PROSPECTUS SUMMARY

SPEEDEMISSIONS, INC.

We have been in the vehicle emissions testing business since May 2000. We currently operate five vehicle emissions testing centers in two separate markets, greater Atlanta, Georgia and Houston, Texas. In addition, we have two more testing stations under construction in the greater Atlanta area.

Our objective is to become a national provider of vehicle emissions tests. Presently, the American Automobile Motor Vehicle Association reports that 34 states and the District of Columbia are required by the United States Environmental Protection Agency to have vehicle emissions testing. According to the 2000 census, these states constitute 72% of the U.S. population, or about 206 million citizens. The major metropolitan areas of these states represent 141 million citizens and 87.1 million vehicles. Each state, in turn, has its own regulatory structure for emissions testing with which we must comply.

We intend to grow using three methods. First, we intend to continue opening and operating company-owned testing stations. Second, we intend to acquire competitors in favorable markets. Third, we intend to offer franchises in selected markets. Currently, in addition to the Atlanta and Houston areas, we have targeted the following areas for application of our three growth strategies: Dallas, Texas; Charlotte, North Carolina; Northern Virginia; Pittsburgh and Philadelphia, Pennsylvania; Southern California; and Boston, Massachusetts. We intend to create brand awareness in each of these areas through advertising, a standard building style and facade, and consistent color schemes and employee uniforms.

Corporate Information

We were incorporated as SKTF Enterprises, Inc. in the State of Florida on March 27, 2001. Our original business plan, to market clothing and related merchandise at major sporting events, concerts, and political events, was abandoned. In June 2003, we acquired Speedemissions, Inc., a Georgia corporation, that is now our wholly owned subsidiary, and in September 2003 we changed our name from SKTF Enterprises, Inc. to Speedemissions, Inc.
Our principal offices are located at 1139 Senoia Road, Suite B, Tyrone, Georgia 30290, and our telephone number is (770) 306-7667. Our website address is www.speedemissions.com. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

The Offering

We are registering to sell to new investors up to 5,000,000 shares of common stock. We will sell these shares to new investors at $TBD per share. We currently have 10,000,000 shares of common stock outstanding, and if we sell all of the shares in this offering, we will have 15,000,000 shares of common stock outstanding.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We depend upon government laws and regulations that may be changed in ways that hurt our business.

Our business depends upon government legislation and regulations mandating air pollution controls. At this point, Georgia and Texas law are especially important to us because all of our existing emissions testing services are conducted in those states. Changes in federal or state law that govern or apply to our operations could have a materially adverse effect on our business. For example, Georgia law could be changed so as to require that vehicles in the state be tested every other year, as opposed to every year. Such a change would reduce the number of vehicles that need to be tested in any given year and such a reduction would have a material adverse effect on our revenues in Georgia. Other changes that would adversely affect us would be a reduction in the price we can charge customers for our testing service, an increase in the fees we must pay to the state in order to operate emissions testing stations in its jurisdiction, and the adoption of a system whereby the state, as opposed to private operators, performs vehicle emissions testing. We cannot be assured that changes in federal or state law would not have a materially adverse effect on the vehicle emissions testing industry generally or, specifically, on our business.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future.

We may be unable to effectively manage our growth and operations.

If this offering is successful, we expect to have approximately $_______ in cash available to us, approximately $______ of which we intend to use to open or acquire testing stations. Since it costs approximately $150,000 to open and operate a station for the first year, we anticipate that approximately ___ new stations could be opened or acquired by us in a short period of time following the completion of this offering. We could open more than ___ new testing stations with the cash we intend to receive in this offering, if we subsequently finance a part of our start-up or acquisition costs for new stations, instead of using our cash. In either event, we anticipate rapid growth and development in a relatively short period of time; however, we do not have any pending or probable acquisitions of existing or other stations at this time. The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our expected growth and development and difficulties in managing our emissions testing stations could have a material adverse effect on our business and the value of our common stock.

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Our strategy of acquiring and opening more testing stations may not produce positive financial results for us.

Our strategy of acquiring and opening more emissions testing stations in the greater Atlanta and Houston area and in other areas is subject to a variety of risks, including the:

•    Inability to find suitable acquisition candidates;
•    Failure or unanticipated delays in completing acquisitions due to difficulties in obtaining regulatory approvals or consents;
•                      Difficulty in integrating the operations, systems and management of our acquired stations and absorbing the increased demands on our administrative, operational and financial resources;
•    Loss of key employees;
•    Reduction in the number of suitable acquisition targets resulting from continued industry consolidation;
•    Inability to negotiate definitive purchase agreements on satisfactory terms and conditions;
•    Increases in the prices of sites and testing equipment due to increased competition for acquisition opportunities or other factors; and
•    Inability to sell any non-performing stations or to sell used equipment.

If we are not able to successfully address these risks, it could materially harm our business and impair the value of our common stock.

We do not have any experience in franchising, and thus our strategy of franchising locations may not be profitable for us.

One of our growth strategies is to franchise locations throughout certain regions of the country. We believe this will allow us to grow at a much faster rate than opening only company-owned stores, and will help us create brand identity and loyalty. However, we do not have any experience in franchising, and none of our current management team has any direct experience in franchising. Although we intend to acquire personnel with the necessary experience, we may not be able to attract such personnel, or the personnel we do attract may not be successful in managing our growth through franchising. If we are not able to manage our franchise strategy, it could materially harm our business, affect our overall financial results, and impair the value of our common stock.

We may not have access to additional financing or money.

Depending upon the nature, size and timing of our opening and acquiring of emissions testing stations, we may require additional equity or debt financing. We cannot be assured that any such financing will be available to us in the future or, if available, will be offered on terms and conditions that are acceptable to us. It is unlikely that any bank or financial institution would provide a conventional loan to us given our limited operating history.

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Because the emissions testing industry is highly competitive, we may lose customers and revenues to our competitors.

Our testing stations face competition from other emission station operators that are located near our sites. We expect such competition whenever and wherever we open or acquire a station. Our revenue from emissions testing is affected primarily by the number of vehicles our stations service, and the price charged per test. Other emissions testing operators may have greater financial resources than us, which may allow them to obtain more expensive and advantageous locations for testing stations, to provide services in addition to emissions testing, to charge lower prices than us, and to advertise and promote their businesses more effectively than us. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain, or will increase, their current testing volumes and revenues. A decrease in testing volume as the result of competition or other factors could materially impair our profitability and our cash flows, thereby adversely affecting our business and the value of our common stock.

A downturn at any one of our emission testing stations could adversely affect our revenues and the amount of cash we have.

We currently operate five emissions testing stations. A significant decline in testing volume and revenue at any one of our stations could have a materially adverse effect on our overall operations and financial condition, thereby adversely affecting our business and the value of our common stock.

The loss of Richard A. Parlontieri, President and Chief Executive Officer, and the inability to hire or retain other key personnel, would adversely affect our ability to manage and control our business.

Our business now depends primarily upon the efforts of Mr. Richard A. Parlontieri, who currently serves as our President and Chief Executive Officer. We believe that the loss of Mr. Parlontieri's services would have a materially adverse effect on us. In this regard, we note that we have entered into a three-year employment agreement with Mr. Parlontieri.

As our business grows and expands, we will need the services of other persons to fill key positions in our company. As a start-up company with limited financial resources, however, we may be unable to attract, or retain, competent, qualified and experienced individuals to direct and manage our business. The absence of skilled persons within our company will have a materially adverse effect on us and the value of our common stock.

We have a large amount of outstanding convertible debt to a single shareholder, which if converted and sold could have a negative impact on our stock price.

Our wholly owned subsidiary has outstanding approximately $1,925,000 in debt payable to GCA Strategic Investment Fund Limited, our single largest creditor, and our single largest shareholder. The due date on this debt varies, beginning in 2004 and extending through 2005. In the past, when a portion of the debt came due, GCA granted us an extension of the due date and has granted us waivers for interest payments. However, if we are unable to repay the debt as it becomes due, GCA may not agree to an extension of the due date or waivers of interest payments, causing the debt to go into default and have a negative impact on our liquidity. Of the total amount owed to GCA, $1,400,000 is convertible into common stock of our subsidiary at the lower of the market price, or $0.28, subject to certain conditions. We intend to amend the agreements to provide for the conversion of the debentures into shares of our common stock, however the terms of such conversion have not yet been determined and may or may not be identical to the existing conversion terms. In the event we amend the agreements and GCA were to convert all of the debt, they would receive approximately 5,000,000 shares of our common stock, which if sold into the public market, or if the public market perceived the sale of those shares into the market, would have a negative impact on our stock price.

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Restrictions and limitations imposed under any credit facility could adversely affect our ability to expand our business, thereby hurting the value of our common stock.

We may require additional financing, and one source of financing may be a credit facility. We expect that any credit facility we enter into will restrict our ability to, among other things:

•  Incur additional indebtedness;
•  Pay dividends or make certain other payments or distributions;
•  Enter into certain transactions with affiliates;
•  Merge or consolidate with any other entity; or
•  Sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of our assets.

In addition, any credit facility may restrict our ability to incur liens or to sell certain assets and may require us to maintain specified financial ratios and satisfy certain financial condition tests.

These restrictions and limitations may adversely affect our ability to grow and expand our business, which may, in turn, adversely affect the value of our common stock.

Upon completion of this offering, our existing shareholders will retain control of our company, allowing them to direct the company in ways that may be contrary to the wishes of our new investors.

Immediately following the completion of this offering, our existing shareholders will own approximately 67% of the outstanding shares of our common stock. One of our existing shareholders, GCA Strategic Investment Fund Limited, will own approximately 52% of our outstanding shares, even if we sell all 5,000,000 shares in this offering. This ownership structure will mean that our existing shareholders, or a small number of our existing shareholders, will have the ability to control the direction of our company, which may be contrary to the wishes of our new investors or a majority of our shareholders.

Upon completion of this offering, approximately 6,000,000 shares of our common stock will be available for immediate resale. The immediate availability for sale of such a large amount of our stock may decrease the price at which our investors are able to sell their shares.

Immediately following the completion of this offering, there will be 6,000,000 shares, including the 5,000,000 shares in this offering, of our common stock available for immediate resale. The sale of all or substantially all of those shares in the public market, or the market's expectation of such sales, may result in an immediate and substantial decline in the market price of our shares. Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future.

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Certain shares of our common stock are restricted from immediate resale. The lapse of those restrictions, coupled with the sale of the related shares in the market, or the market’s expectation of such sales, could result in an immediate and substantial decline in the market price of our common stock.

A substantial number of our shares of common stock are restricted from immediate resale in the public market. However, those restrictions and lock-ups will lapse or expire beginning on June 17, 2004. The sale or resale of those shares in the public market, or the market's expectation of such sales, may result in an immediate and substantial decline in the market price of our shares. Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future.

Our stock price will fluctuate after this offering, which could result in substantial losses for investors.

The market price for our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•    Quarterly variations in operating results;
•    Changes in financial estimates by securities analysts;
•    Announcements by us or our competitors of new products, significant contracts, acquisitions or strategic relationships;
•    Publicity about our company, management, products or our competitors;
•    Additions or departures of key personnel;
•    Any future sales of our common stock or other securities; and
•    Stock market price and volume fluctuations of publicly traded companies.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

Because we are subject to the "penny stock" rules, the level of trading activity in our stock may be reduced.

Our common stock is traded on the OTC Electronic Bulletin Board. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

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You will incur immediate and substantial dilution and may incur dilution in the future.

If you purchase the common stock of this offering, you will incur immediate dilution in the pro forma net tangible book value of our common stock of $_____ per share, if we sell all 5,000,000 of the shares that we are registering in this offering. If we sell fewer shares, you will incur greater dilution. Moreover, we may require additional funds to support our working capital requirements or for other purposes, and may seek to raise additional funds through public or private equity financing. Also, we may acquire other companies or finance strategic alliances by issuing equity. Any capital raising transaction may result in additional dilution to our shareholders.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Business," that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under "Risk Factors" and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

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USE OF PROCEEDS

The net proceeds to us (assuming an offering price of $TBD per share and potential sales commissions of up to ____% of the gross proceeds, and offering expenses of approximately $200,000) from the sale of the shares which we intend to offer to new investors would be a maximum of $________.

These proceeds would be received from time to time as sales of these shares are made by us. As set forth in the following table, we will use those proceeds primarily to open new company-owned testing stations, acquisitions of existing testing facilities, franchising, marketing, and working capital for operations. We intend to use the proceeds in the following order of priority:

	Milestone Offering (1)		Maximum Offering
Description of Use	Amount	Percent	Amount	Percent

Company-Owned Stations	$	%	$	%

Acquisitions	$	%	$	%

Franchising	$	%	$	%

Marketing	$	%	$	%

Working Capital	$	%	$	%

Total	$	100.0%	$	100.0%

(1)  Assumes that we only raise one-half of our maximum offering, or $_________. Sales commissions, expense allowances, and offering expenses are the same as set forth above. This offering is conducted on a best efforts basis with no minimum, therefore, we could raise less than $_________.

At the present time, we have no pending or probable acquisitions of existing or other testing stations, nor have we developed or implemented our franchise program and do not have a franchise offering circular prepared.

Our allocation of proceeds represents our best estimate based upon the expected sale of shares and the requirements of our proposed business and marketing plan. If any of these factors change, we may reallocate some of the net proceeds. If we are able to sell the maximum shares, we believe that the funds generated by this offering, together with expected revenues, would be sufficient to fund our cash requirements, working capital and other capital requirements for up to twelve months. The portion of any net proceeds not immediately required will be invested in certificates of deposit or similar short-term interest bearing instruments.

DETERMINATION OF OFFERING PRICE

Our common stock is traded on the over the counter electronic bulletin board under the symbol "SPEM." Our common stock is only traded on a limited or sporadic basis and should not be deemed to constitute an established public trading market. Our management has established the price of $TBD per share based upon their estimates of the market value of Speedemissions and the price at which potential investors might be willing to purchase the shares offered.

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DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Pro forma net tangible book value per share represents the pro forma amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of our common stock outstanding as of June 30, 2003.

Investors participating in this offering will incur immediate, substantial dilution. Our net tangible book value as of June 30, 2003 was $________, or $_____ per share of common stock. Assuming the sale by us of 5,000,000 shares of common stock offered in this offering at an assumed public offering price of $TBD per share, and after deducting the sales commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2003, would have been $_________, or $_______ per share of common stock. This represents an immediate increase in pro forma net tangible book value of $_______ per share of common stock to our existing stockholders and an immediate dilution of $_________ per share to the new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Proposed public offering price (per share)		$	TBD
Net tangible book value per share at June 30, 2003	$

Increase in net tangible book value per share attributable to the proceeds of the maximum offering	$

Pro forma net tangible book value per share after the offering		$

Dilution to new investors	$

The following table sets forth on a pro forma as adjusted basis, as of June 30, 2003, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors, after deducting the underwriting discount and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration			Average Price

	Number	Percent	Amount		Percent	Per Share

Existing Stockholders	10,000,000	66.66%				$

New Investors	5,000,000	33.33%				$

Total	_______	100%	$	_____	100%

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PLAN OF DISTRIBUTION

We are registering 5,000,000 shares of our common stock in this offering. The shares will be offered for sale on a best efforts, no minimum basis through, _______________. _______________ is not required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities. All net sale proceeds from the sale of these shares will be paid directly to us, and no escrow or other arrangement will be used to hold investors' funds. This offering will terminate when all 5,000,000 shares are sold or on March 31, 2004, unless we terminate it earlier.

Our shares are offered at the per share price of $TBD. We expect to pay sales commissions to _______________ upon the sale of our common stock in an amount up to ____% of the gross sale price of our common stock. In addition, our subsidiary will pay a sales commission to V2R, LLC, an entity controlled by our Director, Bahram Yusefzadeh, in an amount equal to 5% of the amount raised in this offering. V2R, LLC is also entitled to up to 130,000 warrants to acquire common stock of our subsidiary at $0.01 per share, of which 25,000 have already vested, 35,000 will vest if we raise $1.5 million in any offering, 35,000 more will vest if we raise $3.0 million in any offering, and a final 35,000 will vest if we raise $4.5 million in any offering. We intend to assume both the consulting agreement and the warrants with V2R, and thus upon exercise of the warrants V2R will be entitled to acquire our common stock.

Any person retained to sell our shares may be required to deliver a copy of this prospectus and any supplement to this prospectus to any person who purchases any of the shares we are selling in this offering. An investor must purchase a minimum of ______ shares. _______________ does not intend to offer the securities over the internet or through general solicitation or advertising.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the selling stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering. Neither we nor any of the selling stockholders intends to engage in any passive market making or undertake any stabilizing activity for our common stock. None of the selling stockholders will engage in any short selling of our securities.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of the Company, the director nominees, and the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers.

Name	Age	Position(s)

Richard A. Parlontieri	57	Director, President, Secretary, and Treasurer (2003)

Bahram Yusefzadeh	57	Director (2003)

Bradley A. Thompson	39	Director (2003)

Richard A. Parlontieri was appointed to our Board of Directors and as an officer in connection with the recent acquisition of Speedemissions, Inc., a Georgia corporation, our subsidiary of which Mr. Parlontieri is a founder and President/CEO. He was the founder, Chairman and Chief Executive Officer of ebank.com, Inc., a publicly held bank holding company headquartered in Atlanta. ebank.com, which began as a traditional bank designed to deliver banking services in a non-traditional way, was the first internet bank to provide banking services focusing on small business owners. The Company opened in August 1998, and was named one of "The Best 100 Georgia Companies" in May 2000, by the Atlanta-Journal Constitution.

Prior to starting ebank, Mr. Parlontieri was President/CEO of Habersham Resource Management, Inc., a consulting firm with over 16 years experience in the financial services, mortgage banking, real estate, home health care and capital goods industries. While at Habersham, Mr. Parlontieri co-founded and organized banks (including Fayette County Bank which was sold to Regions Financial Corporation) and completed strategic acquisitions or divestitures for banks, mortgage companies and real estate projects.

Mr. Parlontieri currently serves on the Georgia Emissions, Industry Advisory Board as Secretary. He also is a member of the Georgia Emissions Testing Association (GETA). Over the past several years he has spoken or given presentations at various conferences concerning the financial services industry and the Internet. These include the American Banker Online Financial Services in Cyberspace Conference, the Phoenix International Users Banking Conference, GE Capital Management Conference and the eFinancial World Conference.

Mr. Parlontieri is an active participant in community and civic organizations, including serving as a three-term city councilman in suburban Atlanta, a past two-term President of the local chapter of the American Heart Association, and was an Organizer/Director of the suburban YMCA.

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Bahram Yusefzadeh was elected to our Board of Directors at our annual shareholders meeting in August 2003. Mr. Yusefzadeh is currently the founder and Managing Director of V2R, LLC. V2R is a strategic, multi-faceted consulting firm that assists both United States and international organizations with increasing their value and accelerating their growth through capital investments. To further support these investments, V2R provides strategic management services across mission critical business areas, including sales and marketing, finance, legal, and human resources management.

A seasoned businessman and entrepreneur, Mr. Yusefzadeh’s career began in 1969 when he co-founded a banking software company, Nu-Comp Systems, Inc., and developed the Liberty Banking System. This system was marketed by IBM as the IBM Banking System from 1981 through 1985. He served as Nu-Comp’s Chief Executive Officer and President through Broadway & Seymour, Inc.’s acquisition of the company in June 1986 and remained with Broadway & Seymour as their Chairman of the Board through November 1986.

From 1986 to 1992, he served in various capacities at The Kirchman Corporation, first as President of the product and marketing strategies division, where he was instrumental in bringing innovative bank automation products to market. He later served as President of both the independent banking group, which focused on delivering products in-house, and the outsourcing division, where the focus was on data center operations.

In 1993, he founded Phoenix International, a provider of integrated, client/server based software applications for the global financial services industry. Mr. Yusefzadeh served as their Chairman and Chief Executive Officer and was instrumental in Phoenix’s successful initial public offering in 1996, secondary offering in 1997 and acquisition by London Bridge Software Holdings plc in 2001.

Mr. Yusefzadeh has also provided his expertise to numerous boards. From 1997 to 2001, he served on the board of Towne Services, Inc. (now merged with Private Business, Inc.), a provider of a merchant sales and payment transaction processing system. He also chaired Towne Services’ audit committee and was a member of the compensation committee.

Today, Mr. Yusefzadeh serves as a member of an advisory board to Capital Appreciation Partners, a venture fund that invests in stage II technology focused companies in the United States. He is also Chairman of the Board of Trustees for the International Center for Automated Information Research, a capital fund sponsored by the University of Florida College of Law and the Warrington Graduate School of Business that invests in early stage technology companies focused on enhancing the law and accounting professions.

Throughout his career, Mr. Yusefzadeh has been dedicated to community involvement. Prior to moving to Central Florida, he actively participated in various economic and community development organizations in Minneapolis. Since joining the Central Florida community, he has served as director of the Seminole County/Lake Mary Chamber of Commerce and co-chair of the Economic Development Counsel Technology Roundtable. He has also funded an Endowed Teaching Chair at Seminole Community College and serves on the advisory boards for the Central Florida Festival of Orchestra and BETA Center.

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Bradley A. Thompson was elected to our Board of Directors at our annual shareholders meeting in August 2003. Mr. Thompson is currently the Chief Investment Officer and Chief Financial Analyst for Global Capital Advisors, LLC, an affiliate of GCA Strategic Investment Fund, Limited. Mr. Thompson's responsibilities include in-depth analysis of target company's financial statements, balance sheets and cash flow statements; evaluation of the target company's business plan & financial projections and how it relates to their historical financial statements; and written analysis and risk assessment of the target company's short-term, mid-term, and long-term financial condition. Mr. Thompson is also the Chief Operating Officer and Secretary for Global Capital Management Services, Inc. the Corporate General Partner and Managing Partner of Global Capital Funding Group, LP, a licensed SBIC. In addition, Mr. Thompson is also an officer of Colony Park Financial Services, LLC a NASD member firm and registered Broker/Dealer.

Mr. Thompson, born August 15, 1964, has over 17 years of experience in commercial banking, investment management, bond credit underwriting, financial analysis, and business management. Mr. Thompson received his Bachelors of Business Administration degree in Finance from the University of Georgia in 1986. Mr. Thompson is also a level III candidate in the Chartered Financial Analyst (CFA) Program sponsored by the Association for Investment Management and Research. Brad has received additional specific course training sponsored by the American Institute of Banking in the areas of Commercial Lending, Analyzing Financial Statements, Officer Calling Skills, Trust Business, Estate Planning, Cash Management, Interest Rate and Duration Gap Analysis, Asset/Liability Management and Commercial Bank Financial Management. He has also completed the Merrill Lynch Asset Management School and the Merrill Lynch Sales/Consulting School.

Mr. Thompson began his career in banking with Trust Company Bank, now SunTrust Bank, as a financial analyst. He later joined the firm of Merrill Lynch, Pierce Fenner & Smith in the securities industry managing retirement, profit sharing, pension, trust, and individual investment portfolios. While at Merrill Lynch, Mr. Thompson received his NASD Series 7 (General Securities) and Series 63 (State Securities) License, both of which have now expired. Mr. Thompson subsequently performed the duties of financial analyst and bond underwriter managing the bond programs of over 45 accounts and managing a portfolio in excess of $750 million for SAFECO Insurance Company of America. At SAFECO, Mr. Thompson was responsible for the financial analysis and credit evaluations of the prospective and current bond accounts, and was ultimately responsible for the credit decision with a single line of credit approval authority ranging from $1 million to $10 million and an aggregate line of authority on specific accounts in excess of $175 million.

Prior to joining GCA, Mr. Thompson was self-employed managing his own small business enterprises. Mr. Thompson was the President and sole owner of Time Plus, an automated payroll accounting services firm for small to mid sized companies. Mr. Thompson successfully negotiated the sale of Time Plus, a sole proprietorship, for a 328% annualized return on investment. Mr. Thompson was also 50% owner and Vice President, Chief Financial Officer of AAPG, Inc., a specialty retail sporting goods firm. Mr. Thompson has since sold his interest in AAPG, Inc.

Mr. Thompson currently serves on the Board of Directors of Axtive Inc., (OTC:BB- AXTV), a publicly traded technology consulting firm that acquires and operates various technology product and service companies. Mr. Thompson is also a Director on the Board of Speedemissions, Inc. (OTC:BB – SPEM), a publicly traded firm that develops and operates vehicle emission testing stations throughout Texas and Georgia with nationwide expansion plans. Mr. Thompson Serves on the Audit and Compensation Committees on the Board of both of these Companies. Mr. Thompson also serves as a Director on the Board of GCA Strategic Investment Fund, and he is a former Director and Secretary on the Board of Directors of AdMark Systems, LLC., a privately held marketing firm.

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Board Committees

On August 26, 2003, an Audit Committee of the Board of Directors was formed. The Audit Committee has held one meeting. In accordance with a written charter adopted by the Company’s Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting process, including the system of internal controls.     The directors who are members of the Audit Committee are Bradley A. Thompson and Bahram Yusefzadeh, both of whom are considered audit committee financial experts, but neither of which are considered independent directors under Section 121(A) of the AMEX listing standards.

On August 26, 2003, a Compensation Committee of the Board of Directors was formed. The Compensation Committee consists of Bradley A. Thompson and Bahram Yusefzadeh. The Compensation Committee has held one meeting, and has approved the employment agreement of Richard Parlontieri.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2003, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock

Title of Class		Amount and Nature of Beneficial Ownership	Percent of Class Before Offering (1)	Percent of Class After Offering (2)

Common Stock	GCA Strategic Investment Fund Limited (3) 106 Colony Park Drive, Suite 900 Cumming, GA 30040	7,800,000 (4)	78.0%	52.0%

Common Stock	Richard A. Parlontieri (5) 1029 Peachtree Parkway North Suite 310 Peachtree City, GA 30269	1,000,000 (5)	9.6%	6.5%

Common Stock	Bahram Yusefzadeh (5) 2180 West State Road Suite 6184 Longwood, FL 32779	75,000 (6)	<1%	<1%

Common Stock	Bradley A. Thompson (5) (7) 227 King Street Frederiksted, USVI 00840	-0-	-0-	-0-

	All Officers and Directors as a Group (3 Persons)	675,000 (6)	6.7%	4.5%

(1)  Based on 10,000,000 shares of common stock outstanding.

(2)  Based on 15,000,000 shares of common stock outstanding if all the shares in this offering are sold.

(3)  Global Capital Advisors, LLC ("Global"), the investment advisor to GCA Strategic Investment Fund Limited ("GCA"), has sole investment and voting control over shares held by GCA. Mr. Lewis Lester is the sole voting member of Global.

(4)  Does not include shares of common stock that may be acquired upon the conversion of up to $1,400,000 in convertible debentures, if they are assigned to us from our subsidiary.

(5)  Indicates a Director of the Company. Includes 400,000 shares of common stock that may be acquired upon the exercise of options granted to Mr. Parlontieri.

(6)  Includes warrants to acquire 25,000 shares of common stock, exercisable until June 2008 at $0.01 per share. These warrants are currently to acquire shares of common stock of our subsidiary, but upon their assumption, the warrants may be exercised to acquire shares of our common stock.

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(7)  Mr. Thompson is a director of GCA Strategic Investment Fund Limited, and disclaims beneficial ownership of the shares held by Global.

   There are no current arrangements that will result in a change in control.

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DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. As of September 30, 2003, there are 10,000,000 shares of our common stock issued and outstanding, and no shares of preferred stock issued or outstanding.

Common Stock . Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy . We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock . We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001, of which no such shares are issued and outstanding. We have not designated the rights and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Stock Option Plan . On May 15, 2001, our directors and shareholders approved the SKTF, Inc. 2001 Stock Option Plan, effective June 1, 2001. At our annual shareholders meeting on August 27, 2003, our shareholders approved an amendment to the plan, changing its name to the Speedemissions, Inc. 2001 Stock Option Plan, and increasing the number of shares of our common stock available for issuance under the plan from 600,000 shares to 1,000,000 shares. The plan offers selected employees, directors, and consultants an opportunity to acquire our common stock, and serves to encourage such persons to remain employed by us and to attract new employees. We have not issued any options or stock awards under the plan.

Transfer Agent. The transfer agent for our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, telephone number (801) 272-9294.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The Lebrecht Group, APLC serves as our legal counsel in connection with this offering. The Lebrecht Group is the owner of 427,625 shares of our common stock.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article X of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders. In addition, we have the power, in our bylaws or in any resolution of our stockholders or directors, to indemnify our officers and directors against any liability as may be determined to be in our best interest, and in conjunction therewith, to buy, at our expense, policies of insurance. Our bylaws do not further address indemnification.

We have entered into separate indemnification agreements with each of our current directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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DESCRIPTION OF BUSINESS

Introduction

We were incorporated as SKTF Enterprises, Inc. in the State of Florida on March 27, 2001. Effective September 5, 2003, after our acquisition of our wholly owned subsidiary, we changed our name to Speedemissions, Inc.

Our original business plan was to develop, market and distribute branded and licensed hats and clothing at major events such as sporting events, concerts, and conventions. However, our management abandoned our original business plan, and on June 16, 2003, we acquired Speedemissions, Inc., a Georgia corporation.

Our Principal Services and Markets

We currently operate five vehicle emissions testing centers in two separate markets, greater Atlanta, Georgia and Houston, Texas. In addition, we have two more testing stations under construction in the Atlanta area.

Our Typical Site

The typical testing site is located inside of a structure similar to a typical lube or tire change garage with doors at both ends so vehicles can "drive-through" the facility. We also have structures that resemble a bank drive-through facility. A computerized testing system is located in the building. There are two types of primary tests that are performed, the Accelerated Simulated Model (ASM) and the On-Board Diagnostic (OBD). In selected markets a vehicle safety inspection must also be performed. These tests apply to vehicles generally manufactured from 1978 through 2001, depending on the state. The ASM test is done on vehicles 1995 and older, while the OBD test is conducted on vehicles 1996 and newer. In all new sites, we expect to operate two testing lanes. The cost of equipment for operating one ASM and two OBD machines is approximately $55,000. The cost of facilities varies, depending on location and market rates in that area. Generally, we do not expect to own any land or buildings. Instead, although we own the land and building at one of our sites, in the future we intend to lease or sublease all of the land and the buildings that we use in our business. We expect a total cost for a new emissions testing site will be approximately $150,000, including emission testing equipment and related installation, deposits and prepaid items such as certificates, furniture and office equipment, renovations if necessary, signage, and capital necessary to fund operations during the first year. Such amount does not include future years’ costs, such as rent and utilities or other operating costs.

Our Growth Strategy

Our objective is to become a national provider of vehicle emissions tests.

We intend to grow using three methods. First, we intend to continue opening and operating company-owned testing stations. Second, we intend to acquire competitors in favorable markets. Third, we intend to offer franchises in selected markets. Currently, in addition to the Atlanta and Houston areas, we have targeted the following areas for application of our three growth strategies: Dallas, Texas; Charlotte, North Carolina; Northern Virginia; Pittsburgh and Philadelphia, Pennsylvania; Southern California; and Boston, Massachusetts. We intend to create brand awareness in each of these areas through advertising, a standard building style and facade, and consistent color schemes and employee uniforms.

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Industry Background – Government and Regulatory Overview

Presently, the American Automobile Motor Vehicle Association reports that 34 states and the District of Columbia are required by the United States Environmental Protection Agency to have vehicle emissions testing. According to the 2000 census, these states constitute 72% of the U.S. population, or about 206 million citizens. The major metropolitan areas of these states represent 141 million citizens and 87.1 million vehicles. Each state, in turn, has its own regulatory structure for emissions testing with which we must comply.

Public awareness of air pollution and its hazardous effects on human health and the environment has increased in recent years. The U.S. Environmental Protection Agency estimates that in the United States alone approximately 46 million persons live in areas where air quality levels fail to meet the EPA’s national air quality standards. Increased awareness of air pollution and its hazardous effects on human health and the environment has led many governmental authorities to pass more stringent pollution control measures. One especially effective measure that many governmental authorities have adopted is vehicle emissions testing. Vehicle emissions produce approximately 35% to 70% of the ozone air pollution and nearly all of the carbon monoxide air pollution in metropolitan areas. The EPA estimates that enhanced emissions testing on motor vehicles is approximately 10 times more cost-effective in reducing air pollution than increasing controls on stationary pollution sources such as factories and utilities. Consequently, the EPA has made emissions testing an integral part of its overall effort to reduce air pollution by ensuring that vehicles meet emissions standards.

In general, these vehicle emissions tests are performed either in a centralized program or in a decentralized program. In a centralized program, a small number of emissions testing operators are licensed by the state to perform vehicle emissions testing. These operators are authorized to perform emissions tests, but generally they are prohibited from repairing vehicles that fail to pass an emissions test.

On the other hand, in a decentralized program, a wider range of persons may perform emissions tests, including those engaged primarily in other businesses, such as automotive repair shops, automobile dealers and others. For many of these operators, performing emissions tests is not their primary business.

The EPA has granted state governmental authorities the discretion to determine how best to establish and operate a network of emissions testing facilities, including the flexibility to choose either a centralized or a decentralized program. Nineteen states have implemented decentralized programs and twelve states and the District of Columbia have implemented centralized programs. There are three states that have implemented a hybrid program, whereby there are both decentralized and centralized testing stations. The percentage of programs that are either centralized or decentralized has remained relatively constant since 1991.

Vehicle emissions control requirements have become progressively more stringent since the passage of the Clean Air Act in 1970. The 1990 Amendments, in particular, emphasized the need for effective emissions control programs and, in 1992, the EPA adopted regulations that required areas across the United States to implement certain types of emissions control programs by certain dates, depending on the area's population and their respective levels of air pollution. The EPA has the authority under the Clean Air Act to withhold non-safety related federal highway funds from states that fail to implement such mandated programs by prescribed deadlines. To date, the EPA has been willing, in certain circumstances, to grant extensions of these deadlines. However, there are also examples where it has withheld non-safety related highway funding. This occurred for a period of two years in Georgia because of Atlanta’s high vehicle emissions (New York Times, January 4, 2001).

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More recently, on July 31, 1998, the EPA issued a final study that concluded that more stringent air quality standards for motor vehicle emissions are needed, and that such standards should be implemented as it becomes technologically feasible and cost-effective to do so. We believe that the setting of such standards will be the most important EPA regulatory initiative affecting motor vehicles since the passage of the 1990 Amendments. We believe that the EPA study is likely to result in more stringent standards that will have the effect of increasing the number of areas that must implement emissions testing programs and thereby potentially increasing the market for our service.

Since 1977, when federal legislation first required states to comply with emissions standards through the use of testing programs, California has been a leader in testing procedures and technical standards. California has approximately 23 million vehicles subject to emissions testing, more than two times that of any other state. California's testing program is overseen by the California Bureau of Automotive Repair. The Bureau has revised its emissions testing standards three times: in 1984, 1990 and, most recently, in 1997. With each of these revisions, the Bureau has required the use of new, more sophisticated and more accurate emissions testing and analysis equipment, which must be certified by the Bureau. California’s testing standards have become the benchmark for emissions testing in the United States. All states with decentralized programs and many states with centralized programs require emissions testing and analysis equipment used in their programs to be either BAR-84, BAR-90, or BAR-97 certified, with all newly implemented enhanced programs requiring BAR-97 certification.

As emissions testing equipment has become more technologically advanced, government regulators have required that testing facilities use this more advanced equipment. The most significant technological advance that has occurred in the emissions testing industry over the past decade is the development of enhanced testing systems. Prior to 1990, the EPA required     government agencies to test vehicles only for emissions of carbon monoxide and hydrocarbons, which form smog. During this "basic" test, a technician inserts a probe in the vehicle's tailpipe while the vehicle is idling and emissions analyzers then measure pollution levels in the exhaust. These basic tests worked well for pre-1981, non-computerized vehicles containing carburetors because typical emission control problems involved incorrect air/fuel mixtures and such problems increase pollution levels in the exhaust even when the vehicle is idling.

However, today's vehicles have different emissions problems. For tests on modern vehicles to be effective, the equipment must measure nitrogen oxide emissions that also cause smog and must test the vehicle under simulated driving conditions. The EPA now requires these enhanced tests in the major metropolitan areas of the 34 states and the District of Columbia. A technician conducts these Accelerated Simulated Mode (ASM) tests on a dynamometer, a treadmill-type device that simulates actual driving conditions, including periods of acceleration, deceleration and cruising, or the On Board Diagnostic (OBD) by plugging into the vehicles computerized operation system.

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Emissions Testing in the State of Georgia

As a result of a rapidly increasing population, which has caused the levels of smog to escalate sharply, the 13 counties that make up the metro Atlanta area have been identified by the EPA as target sites for a mandatory vehicle inspection and maintenance program. In 1996, the Environmental Protection Division of the State of Georgia initiated "Georgia's Clean Air
Force" program that requires testing of certain vehicles in a 13 county area surrounding Atlanta, Georgia, for certain emission levels. These rules are set forth in Sections 391-3-20-.01 through .22 of the Rules of the Georgia Department of Natural Resources, Environmental Protection Division.

Georgia's program is a decentralized program. All operators performing emissions testing in Georgia must have their technicians attend and complete certain state certified training, and report to the state on their emissions testing activities every month. Testing stations may be licensed to test all vehicles, which is known as an ALL VEHICLES WELCOME station, or only vehicles not more than five years old, known as a NEW VEHICLES ONLY station. The two stations we currently operate in Georgia are ALL VEHICLES WELCOME stations.

The Georgia Clean Air Force Program initially required a basic test of exhaust gases every two years. In 1997, the program was changed to include enhanced testing, which combines the simple exhaust test with a simulated road test using a dynamometer. Prior to January 1, 2000, Georgia required that vehicles in the 13 covered counties undergo an emissions test once every two years. In December 1999, however, Georgia amended this rule so as to require testing on an annual basis, with an annual exemption for the three most recent model years.

The market for emissions testing in Georgia is highly fragmented and generally consists of services provided by independent auto repair service providers, service stations, oil and tire repair stores, and independent test-only facilities. According to the State of Georgia, there were approximately 700 licensed test sites, and 1,983,327 tests were performed in Georgia under the Georgia Clean Air Force Program during the calendar year 2002.

Under Georgia law, the price that a testing station may charge per test may not be less than $10 nor more than $25. A fee of $6.95 must be paid by the station operator to the state. The balance of the current charge, or $18.05 assuming the maximum price of $25 is charged, is retained by the station operator. If a vehicle fails an emissions test, it may be retested at no additional charge for up to 30 days after the initial test, so long as the subsequent test is performed at the same facility.

If a vehicle fails to pass an emissions test, the owner of the vehicle must have repair work performed to correct the deficiency, up to a total cost of $647 under current law. If a vehicle fails a re-inspection despite the maximum expenditure required by law, the owner must apply for a compliance waiver from the state.

Georgia law mandates compliance with its vehicle emissions testing program. For vehicles subject to the state's emissions law, a successful test, or a waiver from the state, is required to obtain a vehicle registration in Georgia.

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Emissions Testing in the State of Texas

The market in Texas is highly fragmented and consists of testing services implemented under the current guidelines in May 2002. The Texas Department of Public Safety manages the vehicle emissions testing and safety inspection for the state. The emissions tests conducted are the same as in Georgia. The fee is set at a maximum of $39.50 for both the emissions test and the safety inspection. The operator is charged $8.00 for the ASM sticker, and $14.00 for the OBD sticker. The safety inspection cost is included in these amounts. Vehicles are required to be tested on an annual basis, with an annual exemption for the two most recent model years. According to the American Automobile Motor Vehicle Association, there are 4.6 million eligible vehicles in the state.

If a vehicle fails, the operator must provide a free re-test at the same facility within 15 days. Texas also has provisions for those vehicles that cannot pass an emissions test, with no limit on the amount of repairs. The owner may apply to the state for a compliance waiver.

Texas law mandates compliance with its vehicle emissions and safety inspection program. For a vehicle to obtain a sticker for yearly registration the owner must have a successful emissions and safety inspection, or a waiver.

Operating Strategy

Our operating strategy focuses on (a) increasing the number of sites we operate in a given market, (b) increasing the volume of business at each site, (c) creating brand awareness for our services, and (d) creating repeat customer sales, all of which are designed to enhance our revenue and cash flow. To achieve these goals, we:

•  Seek to secure and maintain multiple stations at well-traveled intersections and other locations that are easily reachable by our customers;
•  Coordinate operations, training and advertising in each market to enhance revenue and maximize cost efficiencies within each market;
•  Implement regional management and marketing initiatives in each of our markets;
•  Seek to acquire existing testing sites where significant volume potential exists; and
•  Tailor each facility, our advertising and the services we offer to appeal to the broadest range of consumers.

Most of our emissions testing stations are open for business during weekdays between the hours of 8:00 am and 6:00 pm, and from 8:30 am to 5:00 pm on Saturdays, for a total of 58.5 hours per week. Our stations are closed on Sundays. The average emissions test in Georgia takes approximately 8 to 12 minutes to complete. In Texas, because of the safety inspection, the completion time is slightly longer. Therefore, each of our stations with one testing bay can test anywhere from three to four vehicles per hour. Assuming steady demand throughout the day, six days a week, each of our stations would have the capacity to test approximately 234 vehicles per week (58.5 hours times 4 vehicles per hour), or 936 vehicles per month (234 vehicles per week times 4 weeks). Based upon our calculations involving our existing emissions stations, stations with one testing bay need to receive payment for 450 emissions tests per month to cover the costs associated with its operation, while stations with two testing bays need 475 tests per month to break even.

We currently purchase our raw materials, such as filters, hoses, etc., from 2 suppliers, and because these raw materials are readily available from a variety of suppliers, we do not rely upon any one supplier for a material portion of our materials. Certificates of Emission Inspection are purchased from the Georgia Clean Air Force, and emission and safety inspection stickers are purchased from the Texas Department of Public Safety.

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Intellectual Property

We have registered the trade name "Speedemissions" in Fulton County, Georgia, and Austin, Texas, and are thereby authorized to conduct our business in Georgia and Texas under the name "Speedemissions." We have filed a Federal Service Mark Registration for the name and logo of Speedemissions, Inc., and for the tag line "The Fastest Way to Keep Your Air Clean."

Competition

The emissions testing industry is full of small owner-operators. Auto repair shops, tire stores, oil change stores, muffler shops, service stations, and other emissions testing stations all offer the service. Competition is fierce, and we expect competition from local operators at all of our locations. There are no national competitors at this time. Our market share is too small to measure. We intend to compete by creating brand awareness through advertising, a standard building style and facade, and consistent color schemes and uniforms. Because most families own more than one vehicle, and they are required to have their vehicle tested on a regular basis, we anticipate that we can retain repeat customers.

Research and Development

We have not spent any material amount of time or money on research and development, and do not anticipate doing so in the future.

Compliance with Environmental Laws

There are no environmental laws applicable to the vehicle emissions and safety inspection business.

Employees

We currently employ 13 individuals. Of these 13 employees, 2 are employed in administrative positions at our headquarters, including our sole officer, Richard A. Parlontieri, while 11 are employed on-site at our testing locations. Twelve of our employees are full-time, while one is employed on a part-time basis.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. The following discussion should be read together with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

Except for historical information, the materials contained in this Management's Discussion and Analysis are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and involve a number of risks and uncertainties. These include the Company's historical losses, the need to manage its growth, general economic downturns, intense competition in the emissions testing industry, seasonality of quarterly results, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although forward-looking statements in this prospectus reflect the good faith judgment of management, such statements can only be based on facts and factors currently known by the Company. Consequently, forward-looking statements are inherently subject to risks and uncertainties, actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this prospectus, as an attempt to advise interested parties of the risks and factors that may affect the Company's business, financial condition, and results of operations and prospects.

Years ended December 31, 2002 and 2001

The following analysis compares the results of operations for Speedemissions, Inc., the accounting successor to SKTF Enterprises, Inc., for the year ended December 31, 2002 to the year ended December 31, 2001.

Revenues and Expenses

Revenues during the year ended December 31, 2002 were $320,676, as compared to $353,177 during the year ended December 31, 2001. This slight decrease was a result of normal variances in revenue during any given period.

Cost of revenues during the year ended December 31, 2002 were $95,976, or approximately 30% of revenues, compared to $105,428, or approximately 30% of revenues, for the prior year. Cost of revenues consists primarily of fixed fees paid to the state government for each emission certificate, and remained constant as a percentage of revenues.

General and administrative expenses during the year ended December 31, 2002 were $742,018, as compared to $1,079,530 during the prior year. This is a decrease of $337,512, or 31%. General and administrative expenses for the year ended December 31, 2001 included several nonrecurring items, such as a $173,769 write-off of deferred financing costs and offering costs, a $42,375 write-off of impaired goodwill, and $54,500 in consulting fees paid to two former stockholders.

Interest expense during the year ended December 31, 2002 was $91,562, as compared to $355,830 during the year ended December 31, 2001. Of the $355,830 in interest expense during the year ended December 31, 2001, approximately $238,000 was the recognition of amortization of beneficial conversion features in debentures owed to GCA Fund upon their conversion into common stock.

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Net Loss

During the year ended December 31, 2002, the Company had a net loss of $606,880, or $0.06 per weighted-average share, as compared to $1,187,611, or $0.12 per weighted-average share for the year ended December 31, 2001. This decrease in net loss is attributable primarily to the decrease in general and administrative expenses, and interest expense, as described above.
Liquidity and Capital Resources

During the year ended December 31, 2002, the Company experienced negative operating cash flows of $402,535, as compared to $647,387 for the year ended December 31, 2001. For the year ended December 31, 2002, negative operating cash flows were primarily created by a net loss from operations of $608,880, partially offset by depreciation and amortization of $90,733, an increase of $91,561 in accrued interest payable to stockholder, and an increase of $36,897 in accounts payable and accrued liabilities. For the year ended December 31, 2001, negative operating cash flows were primarily created by a net loss from operations of $1,187,611, partially offset by depreciation and amortization of $260,591, $327,114 upon the conversion of convertible debentures, an increase of $28,981 in accrued interest payable to stockholder, and a decrease of $82,738 in accounts payable and accrued liabilities.

Net cash used in investing activities was $219,772 and $250,000, respectively, for the years ended December 31, 2002 and 2001. The investing activities involved primarily the purchase of machinery and equipment to operate new emission testing station locations.

Net cash provided by financing activities was $660,000 and $918,500, respectively, for the years ended December 31, 2002 and 2001. All of the net cash provided was from the proceeds from the sale of convertible debentures.

Three and Six Month Periods Ended June 30, 2003

The following analysis compares the results of operations for the three-month and six-month periods ended June 30, 2003 to the comparable periods ended June 30, 2002.

Revenues and Expenses

Revenues during the three months ended June 30, 2003 were $156,901. During the three months ended June 30, 2002, revenues were $46,169. The 240% increase in revenues was due to the opening of four new emissions testing stations. Revenues during the six months ended June 30, 2003 were $321,021. During the six months ended June 30, 2002, revenues were $97,941. The 228% increase in revenues was due to the opening of four new emissions testing stations.

Cost of revenues during the three months ended June 30, 2003 were $41,401 or 26% of revenues, compared to $15,672 or 33% of revenues for the three months ended June 30, 2002. Cost of revenues, which consist of fixed fees paid to the state government for each emission certificate, decreased as a percent of revenues from 2002 to 2003 primarily due to higher gross profit margins associated with newly opened emission testing stations located in Texas. Cost of revenues during the six months ended June 30, 2003 were $86,800 or 27% of revenues, compared to $28,321 or 29% of revenues for the six months ended June 30, 2002. Cost of revenues decreased as a percent of revenues from 2002 to 2003 primarily due to higher gross profit margins associated with newly opened emission testing stations located in Texas.

27

General and administrative expenses during the three months ended June 30, 2003 were $453,114. During the three months ended June 30, 2002, general and administrative expenses were $177,937. The 155% increase in general and administrative was due to the opening of additional emission testing stations and a $225,000 acquisition cost resulting from the reverse acquisition with SKTF. General and administrative expenses during the six months ended June 30, 2003 were $684,545. During the six months ended June 30, 2002, general and administrative expenses were $286,466. The 139% increase in general and administrative expenses was due to the opening of additional emission testing stations and a $225,000 acquisition cost resulting from the reverse acquisition with SKTF.

Interest expense during the three months ended June 30, 2003 was $36,063. During the three months ended June 30, 2002, interest expense was $27,343. The 32% increase in interest expense was due to interest costs associated with an increase of $700,000 in convertible debentures from June 30, 2002 to June 30, 2003. Interest expense during the six months ended June 30, 2003 was $69,500. During the six months ended June 30, 2002, interest expense was $47,656. The 46% increase in interest expense was due to interest costs associated with an increase of $700,000 in convertible debentures from June 30, 2002 to June 30, 2003.

Net Loss

During the three months ended June 30, 2003, the Company had a net loss of $373,677 or $0.04 per weighted-average share. During the three months ended June 30, 2002, the Company reported a net loss of $174,783 or $0.02 per weighted-average share. The $198,894 increase in net loss for the three months ended June 30, 2003, was primarily due to the $225,000 SKTF acquisition cost and increased costs relating to new station openings, partially offset by an increase of $85,003 in gross profit for 2003 compared to 2002.

During the six months ended June 30, 2003, the Company had a net loss of $519,824 or $0.05 per weighted-average share. During the six months ended June 30, 2002, the Company reported a net loss of $264,502 or $0.03 per weighted-average share. The $255,322 increase in net loss for the six months ended June 30, 2003, was primarily due to the $225,000 SKTF acquisition cost and increased costs relating to new station openings, partially offset by an increase of $164,601 in gross profit for 2003 compared to 2002.

Liquidity and Capital Resources

During the six months ended June 30, 2003, the Company experienced negative operating cash flows of $269,397. Negative operating cash flows in the six months ended June 30, 2003 were primarily created by a net loss from operations of $519,824, partially offset by an increase of $63,875 in accrued interest and depreciation and amortization of $77,523. During the six months ended June 30, 2002, the Company experienced negative operating cash flows of $194,436. Negative operating cash flows in the six months ended June 30, 2002 were primarily created by a net loss from operations of $264,502, partially offset by an increase of $38,395 in accrued interest and depreciation and amortization of $30,130.

Net cash used in investing activities was $25,736 and $87,086, respectively, for the six-month periods ended June 30, 2003 and 2002. The investing activities involved primarily the purchase of machinery and equipment to operate new emission testing station locations.

28

Net cash provided by financing activities was $235,000 and $255,000, respectively, for the six-month periods ended June 30, 2003 and 2002. Of the net cash provided, $250,000 resulted from the proceeds from the sale of convertible debentures.

The Company is not generating sufficient cash flow from operations to fund growth as it continues to open new emission testing stations. Going forward the Company will continue to draw on its commitment from GCA Strategic Investment Fund Limited to finance operations while it attempts to achieve profitability.

The Company is in the vehicle emissions testing business. It operates five emission testing stations in Atlanta, Georgia and Houston, Texas. It operates under the guidelines of the Georgia Clean Air Force (GCAF) and the Texas Department of Public Safety (DPS).

As a publicly traded company subject to ongoing reporting requirements with the Securities and Exchange Commission (SEC), Speedemissions will continue to incur significant expenses to maintain current status with the SEC. These expenses are likely to increase in coming periods based on more stringent reporting requirements and public oversight initiatives that have been or are being adopted by the SEC in response to corporate governance concerns and recent corporate scandals and abuses. Audit and professional fees will increase as a result of these changes and the increases will impact the profitability of the company in future periods.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. In consultation with its Board of Directors, the Company has identified accounting policies related to valuation of its common stock for purposes of assessing possible beneficial conversion features associated with its convertible debt, for assessing whether any proceeds from the issuance of convertible debt should be allocated to the conversion feature and for assessing whether any value should be assigned to a warrant that it believes are key to an understanding of its financial statements. These are important accounting policies that require management’s most difficult, subjective judgments.

29

DESCRIPTION OF PROPERTY

Corporate Office

We rent our general corporate offices located at 1139 Senoia Road, Suite B, Tyrone, Georgia, which consists of 1,200 square feet of office space. The rent for our office space is $1,250 per month, including utilities, with a term that expires on July 15, 2005, with a 2-year renewal option. We believe that this space is adequate for our current needs.

Testing Facilities

We lease the land and buildings we use in connection with four of our existing emissions testing facilities, and we own one building and the associated land. All of our facilities are believed to be in adequate condition for their intended purposes.

•     27 East Crogan Street, Lawrenceville, Georgia, has been owned by the Company since August 2001.

•    100 Peachtree Parkway North, Peachtree City, Georgia, is operated under a four-year lease at a rate of $1,705 per month that expires in May 2006. We have an option to review for an additional five years.

•    11831 Jones Road, Houston, Texas, is operated under a 26-month lease at a rate of $2,500 per month that expires on June 1, 2004. We have an option to renew for two additional three-year terms.

•               12160 Bissonnet Street, Houston, Texas, is operated under a 2-year lease at a rate of $2,560 per month that expires in September 2004. We have an option to review for two additional three-year terms.

•                5130 State Highway 6, Houston, Texas, is operated under a three-year lease at the rate of $2,120 per month that expires on May 1, 2005. We have an option to renew for two additional three-year terms.

•                8405 Tara Boulevard, Jonesboro, Georgia, is under construction at this time. The site will be operated under a five-year lease at the rate of $1,500 per month that expires on January 1, 2008. We have an option to review for two additional five-year terms.

•                Highway 85, Riverdale, Georgia, is under construction at this time. The site will be operated under a five-year lease at the rate of $2,250 per month that expires on January 1, 2008. We have an option to review for two additional five-year terms.

30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Subsidiary

On June 13, 2003, while we were still named SKTF Enterprises, Inc., we entered into an acquisition agreement with Speedemissions, Inc., a Georgia corporation now our wholly owned subsidiary, and its shareholders, which resulted in a change of the Company’s management, Board of Directors, and ownership. Mr. Parlontieri was an officer, director, and material shareholder of Speedemissions, Inc. Pursuant to the terms of the agreement, effective on June 16, 2003, the following occurred:

•          in exchange for 100% of the stock of Speedemissions, we issued 9,000,000 shares of our common stock to the Speedemissions shareholders, which after giving effect to the redemption of our stock from our previous officer and director described below, represented 90% of our outstanding stock. Mr. Parlontieri received 600,000 shares of our common stock, representing 6% of the outstanding stock, in this transaction;
•          5,044,750 shares of our common stock held by our the sole officer and director prior to the effectiveness of the agreement, were redeemed by us, and he resigned as our officer;
•          our sole director prior to the effectiveness of the agreement tendered his resignation as our director, which was effective 10 days following the mailing of an Information Statement to our shareholders. His resignation was effective on June 27, 2003.

Financing Transactions with Shareholder

On May 2, 2002, our subsidiary entered into a securities purchase agreement (the 2002 agreement) with GCA Strategic Investment Fund Limited, our majority shareholder, pursuant to which GCA Fund agreed to purchase certain convertible debentures from us. The 2002 agreement contemplates the purchase by GCA Fund, on or before May 2, 2004, of up to an aggregate principal amount of $1,200,000 of 7% convertible debentures at a price equal to 100% of the principal amount. As of September 30, 2003, we have issued a total of $1,150,000 in convertible debentures pursuant to the 2002 agreement. We intend to amend the agreement to provide for the conversion of the debentures into shares of our common stock, however, the terms of such conversion have not yet been determined and may or may not be identical to the existing conversion terms.

On April 24, 2001, our subsidiary entered into a securities purchase agreement (the 2001 agreement) with GCA Fund, pursuant to which GCA Fund purchased a $250,000 7% convertible debenture from us at a price equal to 100% of the principal amount. The convertible debenture had an original maturity date of April 24, 2003 but was not repaid on that date. GCA Fund has extended the maturity date to April 24, 2004. We intend to amend the agreement to provide for the conversion of the debenture into shares of our common stock, however, the terms of such conversion have not yet been determined and may or may not be identical to the existing conversion terms.

The debentures issued under the 2002 agreement and the 2001 agreement are presently convertible, at the option of GCA Fund, into shares of common stock of our subsidiary. The conversion price is generally equal to the lesser of (a) $0.28 or (b) 80% of the trading price of our common stock over a ten day period. Adjustments to the conversion price, redemption provisions, registration rights, and limitations on conversion are all set forth in the agreements.

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In 2001, our subsidiary issued two promissory notes to GCA Fund, one in the amount of $300,000, and the other in the amount of $225,000. Both notes bear interest quarterly at the rate of 10%. The $300,000 note is due in April 2004, after its due date was extended by GCA in writing, while the $225,000 note is due in October 2003, and we anticipate that GCA will grant an extension on this note as well. The notes are mandatorily redeemable, at the option of GCA Fund, under certain circumstances as outlined in the note payable agreements, including but not limited to a change in control. We intend to assume the notes and the obligations thereunder.

Employment Agreements and Compensation of Officers and Directors

Effective September 15, 2003, we entered into a three-year employment agreement with Richard A. Parlontieri, our President and Chief Executive Officer. Under the terms of the agreement, Mr. Parlontieri will receive a salary of $180,000 per year, plus an automobile and expense allowance, and will be eligible for quarterly bonuses as set forth in the agreement. In addition, Mr. Parlontieri was granted options to purchase up to 400,000 shares of our common stock at $2.00 per share. The agreement may be terminated by us for cause, in which case Mr. Parlontieri would not be entitled to severance compensation, or without cause, in which case Mr. Parlontieri would be entitled to the balance of his salary due under the agreement, plus other compensation earned through the date of termination.

Our directors receive $250 for each meeting attended, including meetings of the committees.

On June 16, 2003, our subsidiary entered into a consulting agreement with V2R, LLC, which is controlled by Bahram Yusefzadeh, who subsequent to June 16, 2003 became one of our directors. We intend to assume the obligations under this agreement. Under the terms of the agreement, we have agreed to pay V2R $8,334 per month, effective June 1, 2003 for 36 months, of which $3,334 is deferred until after the closing of an initial round of financing. In addition, we will pay to V2R a sales commission in an amount equal to 5% of any money raised as a result of their introductions. For any subsequent financings, we will pay to V2R 5% of the first $1 million, 4% of the second $1 million, 3% of the third $1 million, 2% of the fourth $1 million, and 1% of any amounts in excess of $4 million raised in the offering. V2R, LLC is also entitled to up to 130,000 warrants to acquire common stock at $0.01 per share, of which 25,000 have already vested, 35,000 will vest if we raise $1.5 million in any offering, 35,000 more will vest if we raise $3.0 million in any offering, and a final 35,000 will vest if we raise $4.5 million in any offering.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock became eligible for trading on the Over the Counter Bulletin Board on December 19, 2002 under the symbol "SKTE." Beginning September 5, 2003, in connection with our name change to Speedemissions, Inc., our common stock was eligible for trading under the symbol "SPEM." As of September 30, 2003, there have been a limited number of trades in our common stock.

The following table sets forth the high and low bid prices for each quarter since we first became eligible for trading, as provided by the Over the Counter Bulletin Board. The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

	High	Low

Fiscal year ended December 31, 2002:
Fourth Quarter.	$0.00	$0.00

Fiscal year ended December 31, 2003:
First Quarter.	$0.00	$0.00
Second Quarter.	$0.00	$0.00
Third Quarter.	$0.51	$0.05

Holders

As of September 30, 2003, there were 10,000,000 shares of our common stock issued and outstanding and held of record by approximately 75 persons. None of our authorized preferred stock is issued or outstanding.

Dividends

We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. We intend to apply our earnings, if any, in expanding our operations and related activities. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

On May 15, 2001, our directors and shareholders approved the SKTF, Inc. 2001 Stock Option Plan, effective June 1, 2001. At our annual shareholders meeting on August 27, 2003, our shareholders approved an amendment to the plan, changing its name to the Speedemissions, Inc. 2001 Stock Option Plan, and increasing the number of shares of our common stock available for issuance under the plan from 600,000 shares to 1,000,000 shares. The plan offers selected employees, directors, and consultants an opportunity to acquire our common stock, and serves to encourage such persons to remain employed by us and to attract new employees. We have not issued any options or stock awards under the plan.

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The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

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EXECUTIVE COMPENSATION

During 2001 and 2002, our former president elected to forego a salary, and also provided office space for us. We estimated the value of these services to be $5,125 and $1,500 for the year ended December 31, 2002 and for the period from inception (March 27, 2001) to December 31, 2001, respectively. As of December 31, 2002 and 2001, we had amounts due to our former president of $5,125 and $nil, respectively, which are recorded in accounts payable and accrued liabilities in our financial statements.

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2002 and 2001. In addition, the table shows compensation for our current sole executive officer. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

		Annual Compensation			Long Term Compensation

					Awards		Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Richard A. Parlontieri	2003(1)	135,000	-0-	5,400	-0-	-0-	-0-	-0-
Chairman, President,	2002	155,000	10,000	7,200	-0-	-0-	-0-	-0-
Secretary, CFO	2001	60,000	10,000	7,500	-0-	-0-	-0-	-0-

Carl M. Berg	2002	-0-	-0-	$5,125	-0-	-0-	-0-	-0-
Chairman, President, Secretary, Treasurer	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)  For the period from January 1, 2003 through September 30, 2003.

OPTION/SAR GRANTS IN LAST FISCAL YEAR (Individual Grants)

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date

Richard A. Parlontieri	-0-	N/A	N/A	N/A
Carl M. Berg	-0-	N/A	N/A	N/A

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AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Unexercised Securities Underlying Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Option/SARs at FY-End ($) Exercisable/Unexercisable

Richard A. Parlontieri	N/A	N/A	N/A	N/A
Carl M. Berg	N/A	N/A	N/A	N/A

Our Directors receive $250 for each meeting attended, including meetings of the committees. They are also entitled to reimbursement for their travel expenses.

Effective September 15, 2003, we entered into a three-year employment agreement with Richard A. Parlontieri, our President and Chief Executive Officer. Under the terms of the agreement, Mr. Parlontieri will receive a salary of $180,000 per year, plus an automobile and expense allowance, and will be eligible for quarterly bonuses as set forth in the agreement. In addition, Mr. Parlontieri was granted options to purchase up to 400,000 shares of our common stock at $2.00 per share. The agreement may be terminated by us for cause, in which case Mr. Parlontieri would not be entitled to severance compensation, or without cause, in which case Mr. Parlontieri would be entitled to the balance of his salary due under the agreement, plus other compensation earned through the date of termination.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We acquired Speedemissions, Inc., now our wholly owned subsidiary, in a transaction accounted for as a reverse acquisition, with Speedemissions viewed as the acquiring and surviving entity for accounting and management purposes, effective June 16, 2003. On August 25, 2003, Ramirez International, the independent accountant previously engaged since the Company’s inception as the principal accountant to audit our financial statements, was formally dismissed as our auditors. The decision to dismiss Ramirez International was made on or about August 18, 2003, and approved by our Board of Directors on August 25, 2003, after it was determined, in discussions with Ramirez International, that because Speedemissions was viewed as the surviving entity for accounting and management purposes, it would be most appropriate for Speedemissions’ existing independent accountants to serve in that capacity for us.

Following Ramirez International’s dismissal, effective as of August 25, 2003, we engaged Bennett Thrasher PC, who has been historically engaged as the principal accountant to audit the financial statements of Speedemissions, Inc., as the principal accountant to audit our financial statements.

Notwithstanding the decision to dismiss Ramirez International as the auditor for the Company, we originally intended to retain the services of Ramirez International for the limited purpose of conducting the required review of our unaudited financial statements for the period ended June 30, 2003; however, after the discussions with Ramirez International described above, wherein it was determined that because Ramirez had not audited Speedemissions’ historical financial statements, professional standards would not allow Ramirez to perform the review, we engaged Bennett Thrasher PC for this purpose as well. The engagement of Bennett Thrasher for this purpose was effective upon receipt of communications from Ramirez International on August 18, 2003, in accordance with GAAS.

36

The audit report of Ramirez International on the Company's financial statements as of December 31, 2002 and 2001, and for the year ended December 31, 2002 and the period from inception (March 27, 2001) to December 31, 2001 (the "Audit Period") did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles, except the reports were modified to include an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern. During the Audit Period, and during the period up to the dismissal of Ramirez International and through the appointment of Bennett Thrasher PC as our new independent accountants, there were no disagreements with Ramirez International on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

We provided a copy of this disclosure to Ramirez International, and requested that they furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by us and, if not, stating the respects in which they do not agree. They provided such a letter, disclosing that they agree with our statements.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Speedemissions, Inc. by The Lebrecht Group, APLC. The Lebrecht Group is the owner of 427,625 shares of our common stock.

AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of all or any part of the registration statement may be inspected without charge or obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission. The registration statement is also available through the Commission’s web site at the following address: http://www.sec.gov.

37

EXPERTS

The financial statements of SKTF Enterprises, Inc., our accounting predecessor, as of December 31, 2002 and 2001, and for the year ended December 31, 2002 and the period from inception (March 27, 2001) through December 31, 2001, included in the prospectus which is part of a registration statement have been so included in reliance on the report of Ramirez International, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Speedemissions, Inc. (accounting and reporting successor to SKTF Enterprises, Inc.) as of December 31, 2002 and 2001 and for the years then ended appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of Bennett Thrasher PC, independent auditors, given on the authority of such firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

Index to Financial Statements

SKTF Enterprises, Inc.

Report of Independent Independent Certified Public Accountants	F-1
Balance Sheets as of December 31, 2002 and 2001	F-2
Statement of Operations from Inception (March 27, 2001) through December 31, 2002, for the year ended December 31, 2002, and from Inception through December 31, 2001	F-3
Statement of Stockholders Equity from Inception (March 27, 2001) through December 31, 2002	F-4
Statement of Cash Flows from Inception (March 27, 2001) through December 31, 2002, for the year ended December 31, 2002, and from Inception (March 27, 2001) through December 31, 2001	F-5
Notes to Financial Statements	F-6 – F-8

Speedemissions, Inc.

Independent Auditors’ Report	F-9
Balance Sheets as of December 31, 2002 and 2001	F-10
Statements of Operations for the Years Ended December 31, 2002 and 2001	F-11
Statements of Stockholders’ Deficit for the Years Ended December 31, 2002 and 2001	F-12
Statements of Cash Flows for the Years Ended December 31, 2002 and 2001	F-13
Notes to Financial Statements	F-14 – F-26

Condensed Consolidated Balance Sheet as of June 30, 2003 (Unaudited)	F-27
Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2003 and 2002 (Unaudited)	F-28
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2003 and 2002 (Unaudited)	F-29
Notes to Condensed Consolidated Financial Statements	F-30 – F-39

38

Financial Statements and Report of
Independent Certified Public Accountants

SKTF ENTERPRISES, INC.
(A Development Stage Enterprise)

December 31, 2002 and 2001

Report of Independent Certified Public Accountants

To:       The Board of Directors
of SKTF ENTERPRISES, INC.

We have audited the accompanying balance sheets of SKTF ENTERPRISES, INC. (the "Company") (a Development Stage Corporation) as of December 31, 2002 and 2001 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2002 and the period from inception (March 27, 2001) through December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SKTF ENTERPRISES, INC. as of December 31, 2002 and 2001 and the results of its operations and cash flows for the year ended December 31, 2002 and the period from inception (March 27, 2001) through December 31, 2001, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no established source of revenue and is dependent on its ability to raise substantial amounts of capital. Management’s plans in regard to these matters are also described in Note 2. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ramirez International
___________________________________
RAMIREZ INTERNATIONAL

March 26, 2003
Irvine, CA

F - 1

SKTF ENTERPRISES, INC.
(A Development Stage Corporation)

Balance Sheet
December 31,

	2002	2001

ASSETS

Current assets
Cash	$2,104	$-

Total assets	$2,104	$-

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities	$20,260	$4,645

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value;
5,000,000 shares authorized; no shares
issued or outstanding at December 31, 2002	-	-

Common stock, $0.001 par value; 100,000,000
shares authorized; 6,044,750 and 6,013,000
shares issued and outstanding	6,045	6,013
Additional paid in capital	41,804	10,086
Deficit accumulated during the development stage	(66,005)	(20,744)

	(18,156)	(4,645)

Total liabilities and stockholders' equity	$2,104	$-

The accompanying notes are an integral part of these financial statements.

F - 2

SKTF ENTERPRISES, INC.
(A Development Stage Corporation)

Statement of Operations

	Cumulative from inception (March 27, 2001) through December 31, 2002	Year ended December 31, 2002	Period from inception (March 27, 2001) to December 31, 2001

Revenue	$-	$-	$-

General and administrative expenses	66,005	45,261	20,744

Net loss	$(66,005)	$(45,261)	$(20,744)

Basic and diluted net loss per share		$(0.01)	$(0.00)

Weighted average shares outstanding		6,021,090	5,490,570

The accompanying notes are an integral part of these financial statements.

F - 3

SKTF ENTERPRISES, INC.
(A Development Stage Corporation)

Statement of Stockholders' Equity

				Deficit
			Additional	Accumulated During
	Common Stock		Paid-in	the Development
	Shares	Par Value	Capital	Stage	Total

Issuance of common stock to
founders on April 20, 2001	6,000,000	$6,000	$(5,400)	$-	$600

Issuance of common stock for
cash in August 2001	13,000	13	1,287		1,300

Contributed capital-services			14,199		14,199

Net loss				(20,744)	(20,744)

Balance, December 31, 2001	6,013,000	6,013	10,086	(20,744)	(4,645)

Issuance of common stock for
cash in September 2002	31,750	32	31,718		31,750

Net loss				(45,261)	(45,261)

Balance, December 31, 2002	6,044,750	$6,045	$41,804	$(66,005)	$(18,156)

The accompanying notes are an integral part of these financial statements.

F - 4

SKTF ENTERPRISES, INC.
(A Development Stage Corporation)

Statement of Cash Flows

	Cumulative from inception (March 27, 2001) to December 31, 2002	Year ended December 31, 2002	Period from inception (March 27, 2001) to December 31, 2001

Cash flows from operating activities:
Net loss	$(66,005)	$(45,261)	$(20,744)
Adjustments to reconcile net loss to cash used in
operating activities:
Contributed capital for services rendered	14,199	-	14,199

Increase in accounts payable and
accrued liabilities	20,260	15,615	4,645

Net cash used by operating activities	(31,546)	(29,646)	(1,900)

Cash flows from financing activities:
Proceeds from issuance of stock	33,650	31,750	1,900

Net increase in cash	2,104	2,104	-

Cash and cash equivalents, beginning of period	-	-	-

Cash and cash equivalents, end of period	$2,104	$2,104	$-

The accompanying notes are an integral part of these financial staements.

F - 5

SKTF ENTERPRISES, INC.
(A Development Stage Corporation)

Notes to Financial Statements

December 31, 2002 and 2001

1.  NATURE OF OPERATIONS AND ACCOUNTING POLICIES

Nature of Operations . The Company incorporated in Florida on March 27, 2001. The fiscal year end of the Company is December 31. Planned principal operations of the Company have not yet commenced; activities to date have been limited to forming the Company, developing its business plan, and obtaining initial capitalization. The Company’s business plan is to develop, market and distribute branded and licensed hats and clothing at major events such as sporting events, concerts and conventions. The Company plans to focus on high-end events such as, the World Series, the Super Bowl, the Indianapolis 500, the Republican and Democratic National Conventions.

Principles of Accounting . The accompanying financial statements have been prepared in conformity with generally accepted accounting principles.

Accounting Estimates . The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Shares Issued in Exchange for Services. The fair value of shares issued in exchange for services rendered to the Company is determined by the Company’s officers and directors, as there is currently no market for the Company’s stock. As of December 31, 2002, no shares have been issued for services.

Cash and Cash Equivalents. The Company includes cash on deposit and short-term investments with original maturities less than ninety days as cash and cash equivalents in the accompanying financial statements.

General and Administrative Expenses. The Company’s general and administrative expenses consisted primarily of legal and accounting fees in 2002 and 2001 related to organization purposes.

Research and Development. Research and development costs are expensed as incurred as required by Statement of Financial Accounting Standards No. 2, "Accounting for Research and Development Costs." As of December 31, 2002, no research and development costs had been incurred.

Stock-Based Compensation. Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in previously issued standards. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market value of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock Compensation is charged to expense over the shorter of the service or vesting period. Stock options issued to non-employees are recorded at the fair value of the services received or the fair value of the options issued, whichever is more reliably measurable, and charged to expense over the service period.

F - 6

1.  NATURE OF OPERATIONS AND ACCOUNTING POLICIES - Continued

Income Taxes. The Company has made no provision for income taxes because of financial statement and tax losses since its inception. A valuation allowance has been used to offset the recognition of any deferred tax assets due to the uncertainty of future realization. The use of any tax loss carryforward benefits may also be limited as a result of changes in Company ownership.

Fair Value of Financial Instruments. The Company considers all liquid interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. Short-term investments generally mature between three months and six months from the purchase date. All cash and short-term investments are classified as available for sale and are recorded at market using the specific identification method; unrealized gains and losses are reflected in other comprehensive income. Cost approximates market for all classifications of cash and short-term investments; realized and unrealized gains and losses were not material.

Net Loss per Common Share. Net loss per share is calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that options are included in the calculation of diluted earnings per share, except when their effect would be anti-dilutive. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

2.  REALIZATION OF ASSETS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has no established source of revenue, and as of December 31, 2002, the Company had negative working capital of $18,156. In addition, the Company is a development stage entity and is dependent on outside financing to fund its operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans in regard to these matters are to continue to raise additional capital from selling the Company's stock. Management believes actions currently being taken provide the opportunity for the Company to continue as a going concern. However, there is no assurance that the Company will be able to obtain such financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.  STOCKHOLDERS’ EQUITY

Founders’ Stock. The Company issued 6,000,000 shares of common stock on April 20, 2001 for cash totaling $600.

Stock-Based Compensation. The Company did not issue nor did it recognize stock-based compensation from inception (March 27, 2001) through December 31, 2002.

F - 7

3.  STOCKHOLDERS’ EQUITY - Continued

Private Placement Memorandum. On June 1, 2001, the Company began an offering to sell up to 100,000 shares of common stock at $0.10 per share pursuant to a Private Placement Memorandum. In August 2001, the Company sold 13,000 shares of its common stock at $0.10 under this private placement. All proceeds from the offering are to be used for pre-incorporation expenditures, consulting fees and working capital.

Registered Stock Offering. During the quarter ended September 30, 2002, the Company sold 31,750 shares of its common stock at $1.00 per share for total proceeds of $31,750. The stock offering was pursuant to the Company’s effective Form SB-2/A registration statement dated December 12, 2001. The Company used the proceeds to repay advances and general and administrative expenses. The Company’s registered offering expired on September 30, 2002.

Stock Option Plan. The Company’s Board and shareholders approved a Stock Option Plan, effective June 1, 2001. The plan limits the aggregate number of shares available to 600,000. Each award under the plan will be evidenced by a Stock Purchase Agreement; each agreement will establish the vesting requirements and the maximum term of the options granted. As of December 31, 2002, no options had been granted.

4.  RELATED PARTY TRANSACTIONS

Legal and Administrative Services. The Company has engaged a shareholder as its corporate counsel. In 2002 and for the period from inception (March 27, 2001) to December 31, 2001, total legal services and out of pocket costs were $33,054 and $12,699, respectively. As of December 31, 2002 and 2001, the Company had amounts due to its corporate counsel of $15,136 and $4,645, respectively, which are recorded in accounts payable and accrued liabilities in the accompanying financial statements.

The Company’s president elected to forego a salary during the early developmental stages. The Company’s president also provides office space for the Company. The Company estimates the value of these services to be $5,125 and $1,500 for the year ended December 31, 2002 and for the period from inception (March 27, 2001) to December 31, 2001, respectively. As of December 31, 2002 and 2001, the Company had amounts due to its president of $5,125 and nil, respectively, which are recorded in accounts payable and accrued liabilities in the accompanying financial statements.

Stockholders Loans and Advances . From time to time, certain Company stockholders loan or advance monies to the Company. Loans bear interest at rates established at the time of the loan; advances bear no interest. While these loans and advances have no maturity dates, they are expected to be repaid as early as practicable.

F - 8

Speedemissions, Inc.

(Accounting and Reporting Successor)
to SKTF Enterprises, Inc.

Financial Statements

December 31, 2002 and 2001

Independent Auditors’ Report

To the Board of Directors and Stockholders of
Speedemissions, Inc.

We have audited the accompanying balance sheets of Speedemissions, Inc. as of December 31, 2002 and 2001 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Speedemissions, Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, effective as of June 16, 2003 Speedemissions, Inc. entered into an acquisition agreement with SKTF Enterprises, Inc. pursuant to which Speedemissions, Inc. became a wholly owned subsidiary of SKTF Enterprises, Inc. For accounting purposes, Speedemissions, Inc. is viewed as the acquiring entity and has accounted for the transaction as a reverse acquisition.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, Speedemissions, Inc. is a start-up enterprise with limited operations and has not generated significant amounts of revenue. The Company incurred net losses in 2002 and 2001 and had a deficit in working capital and a deficit in stockholders’ equity at December 31, 2002. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Bennett Thrasher PC

Bennett Thrasher PC

Atlanta, Georgia
August 18, 2003

F - 9

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)

Balance Sheets
December 31, 2002 and 2001
	2002	2001
Assets

Current assets:
Cash	$136,806	$99,113
Other current assets	11,338	4,592

Total current assets	148,144	103,705

Property and equipment, at cost less accumulated
depreciation and amortization	557,406	396,754

Deferred financing costs, less accumulated amortization	78,513	20,126

Other assets	6,100	-

	$790,163	$520,585
Liabilities and Stockholders' Deficit

Current liabilities:
Current portion of long-term debt
payable to stockholder	$775,000	$-
Accrued interest on long-term debt
payable to stockholder	120,542	28,981
Accounts payable and accrued liabilities	71,990	35,093

Total current liabilities	967,532	64,074

Long-term debt payable to stockholder,
less current portion	750,000	775,000

Commitments and contingencies

Stockholders' deficit:
Preferred stock, $.001 par value, 5,000,000 shares
authorized, no shares issued or outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares
authorized, 10,000,000 shares issued and outstanding	10,000	10,000
Additional paid-in capital	1,494,122	1,494,122
Accumulated deficit	(2,431,491)	(1,822,611)

Total stockholders' deficit	(927,369)	(318,489)

	$790,163	$520,585

See accompanying notes to financial statements.

F - 10

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)

Statements of Operations
For the Years Ended December 31, 2002 and 2001

	2002	2001

Revenue	$320,676	$353,177

Costs and expenses:
Cost of revenue	95,976	105,428
General and administrative
expenses	742,018	1,079,530

Loss from operations	(517,318)	(831,781)
Interest expense	91,562	355,830

Loss before income tax benefit	(608,880)	(1,187,611)
Income tax benefit	-	-

Net loss	$(608,880)	$(1,187,611)

Basic and diluted net loss
per share	$(0.06)	$(0.12)

Weighted average shares
outstanding, basic and diluted	10,000,000	10,000,000

See accompanying notes to financial statements.

F - 11

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)

Statements of Stockholders' Deficit
For the Years Ended December 31, 2002 and 2001

	Common Stock		Additional	Accumulated

	Shares	Amount	Paid-In Capital	Deficit

Balance at January 1, 2001, as adjusted
to reflect March 19, 2002 merger and
June 16, 2003 reverse acquisition	10,000,000	$10,000	$1,494,122	$(635,000)

Net loss	-	-	-	(1,187,611)

Balance at December 31, 2001	10,000,000	10,000	1,494,122	(1,822,611)

Net loss	-	-	-	(608,880)

Balance at December 31, 2002	10,000,000	$10,000	$1,494,122	$(2,431,491)

See accompanying notes to financial statements.

F - 12

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)

Statements of Cash Flows
For the Years Ended December 31, 2002 and 2001

	2002	2001

Cash flows from operating activities:
Net loss	$(608,880)	$(1,187,611)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	90,733	260,591
Conversion of convertible debentures, including
amortization of beneficial conversion feature and original
issue discount	-	327,114
Changes in assets and liabilities:
Other current assets	(6,746)	4,581
Other assets	(6,100)	1,695
Accrued interest payable to stockholder	91,561	28,981
Accounts payable and accrued liabilities	36,897	(82,738)

Net cash used in operating activities	(402,535)	(647,387)

Cash flows from investing activities:
Net purchases of property and equipment	(219,772)	(250,000)

Net cash used in investing activities	(219,772)	(250,000)

Cash flows from financing activities:
Proceeds from issuance of long-term debt
payable to stockholder	750,000	941,000
Financing costs	(90,000)	(22,500)

Net cash provided by financing activities	660,000	918,500

Net increase in cash	37,693	21,113

Cash at beginning of year	99,113	78,000

Cash at end of year	$136,806	$99,113

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$-	$-

Cash paid during the year for income taxes	$-	$-

In 2001, $1,000,000 of convertible debentures plus accrued interest of approximately $24,000 was converted into 3,553,137 shares of Emissions Testing, Inc. common stock.

See accompanying notes to financial statements.

F - 13

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc.)
Notes to Financial Statements
December 31, 2002 and 2001

Note 1: Basis of Presentation

Emissions Testing, Inc. (Emissions Testing) was incorporated on May 5, 2000 under the laws of the state of Georgia for the primary business purpose of opening, acquiring, developing and operating vehicle emission testing stations. On June 1, 2000, Emissions Testing entered into an agreement with GCA Strategic Investment Fund Limited (GCA Fund), pursuant to which GCA Fund agreed to purchase certain convertible debentures of Emissions Testing. On January 31, 2001, GCA Fund elected to immediately convert all outstanding convertible debentures plus outstanding accrued interest into 3,553,137 shares of Emissions Testing common stock. As of March 19, 2002, GCA Fund owned approximately 85% of the outstanding common stock of Emissions Testing.

In March 2001, the president of Emissions Testing formed, and was the sole stockholder in, SE Testing, Inc. (SE Testing) (initially known as Speedemissions, Inc.) to acquire a building and lease such building to Emissions Testing to house an emission testing station. Funds utilized to acquire the building were obtained from GCA Fund in the form of a promissory note payable (see Note 7). SE Testing subsequently formed Speedemissions, LLC, a dormant subsidiary.

Effective as of March 19, 2002, Emissions Testing, SE Testing and Speedemissions, LLC merged, with SE Testing the surviving entity; SE Testing then changed its name to Speedemissions, Inc. Subsequent to the merger, GCA Fund owned 86% of the outstanding common stock of Speedemissions, Inc., the president of Speedemissions, Inc. (who was the president of Emissions Testing) owned 7% of the outstanding common stock and two other stockholders in Emissions Testing each owned 3.5% of the outstanding common stock.

Since GCA Fund had the controlling ownership interest in the premerger Emissions Testing and has the controlling ownership interest in the postmerger Speedemissions, Inc., there was no change in the control group. This fact, together with the nature of the relationship between GCA Fund, SE Testing and Speedemissions, LLC and the involvement of the president of SE Testing with Emissions Testing, indicates that the merger should be accounted for at historical cost, using the carryover basis of accounting, in a manner similar to a pooling of interests. Accordingly, the accompanying financial statements include the accounts of Emissions Testing, SE Testing and Speedemissions, LLC combined as of and from January 1, 2001 as if the merger had occurred on that date.

Effective as of June 16, 2003, Speedemissions, Inc. (Speedemissions or the Company) entered into an acquisition agreement with SKTF Enterprises, Inc. (SKTF). Pursuant to the acquisition agreement, SKTF acquired all of the outstanding common stock of Speedemissions in exchange for 9,000,000 shares of SKTF common stock, which were issued to the stockholders of Speedemissions. Accordingly, Speedemissions became a wholly owned subsidiary of SKTF. Subsequent to the acquisition, GCA Fund owned 78% of the 10,000,000 shares of outstanding common stock of SKTF, the president of Speedemissions owned 6%, the other stockholders of Speedemissions owned 6% and the existing stockholders of SKTF owned 10% (see Note 10).

SKTF’s common stock is registered with the Securities and Exchange Commission (SEC) and is presently listed for trading on the over the counter bulletin board. However, as of June 16, 2003, no transactions in SKTF common stock had taken place and there is no established market for the common stock.

F - 14

SKTF is a development stage company that has not begun operations, thus SKTF has no revenues. SKTF has a minimal amount of assets and liabilities. For accounting purposes, Speedemissions is viewed as the acquiring entity and has accounted for the transaction as a reverse acquisition. The SEC staff’s accounting and reporting guidance indicates that the merger of a private operating company into a nonoperating public shell corporation with nominal net assets is in substance a capital transaction rather than a business combination. That is, the transaction is equivalent to the private company issuing common stock for the net monetary assets of the shell corporation, accompanied by a recapitalization. Accordingly, the historical stockholders’ deficit of Speedemissions as of December 31, 2002 and 2001 as presented in the accompanying balance sheets reflects the 10,000,000 shares of outstanding common stock of SKTF, with the resulting adjustment reflected in additional paid-in capital. The loss per share as presented in the accompanying statements of operations also reflects the 10,000,000 shares of outstanding common stock of SKTF.

The accumulated deficit of Speedemissions will be carried forward after the acquisition. Results of operations subsequent to the date of acquisition will reflect the combined results of operations of Speedemissions and SKTF. Operations for periods prior to the acquisition will be those of Speedemissions. Assets and liabilities of Speedemissions and SKTF will be combined at their historical cost carrying amounts at the date of acquisition.

In connection with the acquisition, Speedemissions agreed to pay an acquisition fee of $225,000 to an entity controlled by an existing minority stockholder of SKTF. Such amount will be included in general and administrative expenses. Of this amount, $100,000 was paid in cash at the closing of the acquisition, with the balance due pursuant to the terms of a promissory note. Additionally, Speedemissions issued a warrant to the entity to purchase 130,000 shares of Speedemissions common stock at an exercise price of $.01 per share and entered into a consulting agreement with the entity that, among other things, provides for a monthly consulting fee and provides for a transaction fee generally equal to 5% of the gross transaction amount of an equity transaction, as defined in the agreement.

For SEC reporting purposes, Speedemissions will be treated as the continuing reporting entity that acquired a registrant, that is, as if Speedemissions were the legal successor to SKTF’s SEC reporting obligations as of the date of the acquisition.

Note 2: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Speedemissions is engaged in opening, acquiring, developing and operating vehicle emission testing stations. The federal government and a number of state and local governments in the United States (and in certain foreign countries) mandate vehicle emission testing as a method of improving air quality.

As of December 31, 2002, the Company operated five emission testing stations, including two stations in the metropolitan Atlanta, Georgia area and three stations in the metropolitan Houston, Texas area. As of December 31, 2001, the Company operated two emission testing stations in the metropolitan Atlanta, Georgia area. The Company does business under the trade name Speedemissions . At its emission testing stations, the Company uses computerized emission testing equipment that tests vehicles for compliance with emissions standards; in the emissions testing industry, such stations are known as decentralized facilities. The Company utilizes "basic" testing systems that test a motor vehicle’s emissions while in neutral and "enhanced" testing systems that test a vehicle’s emissions under simulated driving conditions.

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F - 15

Revenue Recognition

Revenue is recognized as the testing services are performed. Under current state of Georgia law, the charge for an emission test is limited to $25.00 per vehicle which is recorded by the Company as gross revenue. The cost of emissions certificates due to the state is approximately $6.95 per certificate and is shown separately in the accompanying statements of operations. Under current state of Texas law, the charge for an emission test is generally limited to $39.50 per vehicle which is recorded by the Company as gross revenue. The cost of emissions certificates due to the state varies between approximately $8.00 and $14.00 per certificate depending on the type of test and is shown separately in the accompanying statements of operations.

The Company requires that the customer’s payment be made with cash, check or credit card; accordingly, the Company does not have significant levels of accounts receivable.

Under current Georgia and Texas laws, if a vehicle fails an emissions test, it may be retested at no additional charge during a specified period after the initial test, as long as the subsequent test is performed at the same facility. At the time of initial testing, the Company provides an allowance for potential retest costs, based on prior retest experience and information furnished by the states of Georgia and Texas, which is comprised mainly of the labor cost associated with performing a retest. When a retest is performed, the incremental cost of performing a retest is applied against the retest allowance. At December 31, 2002 and 2001, the allowance for retest costs was insignificant.

Revenue from leases of emission testing equipment (see Note 9 – Lease Revenue ) is recognized on a straight-line basis over the life of the leases.

In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended. SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company believes its revenue recognition policies comply with SAB 101.

Methods of Depreciation and Amortization

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives, as follows: building, fifteen years; emission testing equipment, five years; and furniture, fixtures and office equipment, five years.

Leasehold improvements are amortized using the straight-line method over the lesser of the remaining lease terms or the estimated useful lives of the improvements.

Repair and maintenance costs are charged to expense as incurred. Gains or losses on disposals are reflected in operations.

Goodwill was scheduled to be amortized on a straight-line basis over a ten year period (see Note 4).

Financing costs are deferred and amortized on a straight-line basis over the term of the related debt agreement.

F - 16

Impairment

Property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators of impairment are present, the Company evaluates the carrying amount of such assets in relation to the operating performance and future estimated undiscounted net cash flows expected to be generated by the assets or underlying businesses. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The assessment of the recoverability of assets will be impacted if estimated future operating cash flows are not achieved. In the opinion of management, no assets were impaired as of December 31, 2002 or 2001.

Goodwill

The Company evaluated the recoverability of goodwill using a fair value methodology whenever events or circumstances indicated that the carrying amount of goodwill may not have been recoverable. In the opinion of management, goodwill was impaired as of December 31, 2001 (see Note 4).

Income Taxes

Deferred income taxes are provided for temporary differences between the financial reporting basis and tax basis of assets and liabilities.

Pre-Opening Costs

The costs of start-up activities, including organization costs and new emission testing station openings, are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense totaled $10,694 in 2002 and $29,240 in 2001.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts payable and accrued liabilities approximate fair value because of the short-term nature of these accounts . Management believes the carrying amount of its long-term debt payable to stockholder approximates fair value, as it believes the Company would have to pay the same or similar interest rates to obtain similar debt instruments.

Derivative Financial Instruments

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133) , as amended by Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB Statement 133, and Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities , establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

The Company does not utilize derivative financial instruments. The Company ’ s convertible debentures (see Note 7) are not considered to be derivatives because, pursuant to SFAS 133, the conversion option is indexed to the Company’s own common stock and a separate instrument with the same terms would be classified in stockholders’ deficit in the balance sheet.

F - 17

Net Loss Per Share

The net loss per share computations for 2002 and 2001 reflect the 10,000,000 shares of outstanding common stock of SKTF (see Note 1).

Basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive. As a result of the Company’s net losses, all potentially dilutive securities would be antidilutive and are excluded from the computation of diluted loss per share.

The following table lists the number of shares of Speedemissions common stock which could be issued related to all potentially dilutive securities as of December 31, 2002 and 2001; however, the issuance of such shares would not affect the loss per share calculations since those calculations are based on the number of outstanding SKTF shares:

	2002	2001
Convertible debentures	3,571,429	892,857

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments that are readily convertible into cash and have a maturity of ninety days or less when purchased. At times, cash and cash equivalent balances may exceed federally insured amounts. The Company believes it mitigates risks by depositing cash and investing in cash equivalents with major financial institutions.

Regulatory Impact

The current and future demand for the Company’s services is substantially dependent upon federal, state, local and foreign legislation and regulations mandating air pollution controls and emissions testing. If any or all of these governmental agencies should change their positions or eliminate or revise their requirements related to air pollution controls and emissions testing (including a shift to centralized facilities versus decentralized facilities), the Company could experience a significant adverse impact on its financial position and results of operations.

Recently Issued Accounting Standards

Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments wit h Characteristics of both Debt and Equity (SFAS 150), was issued in May 2003. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity. SFAS 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period subsequent to June 15, 2003. The Company has not yet determined whether the adoption of SFAS 150 will have a material impact on its financial statements.

Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149) , was issued in April 2003. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The Company has not yet determined whether the adoption of SFAS 149 will have a material impact on its financial statements.

F - 18

Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure (SFAS 148) , was issued in December 2002. SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation (SFAS 123), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation; it also requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and effect of the method used on reported results. At this time, the Company does not expect SFAS 148 to have a significant impact on its financial statements; however, if the Company elects to grant options under SKTF’s stock option plan in the future or otherwise becomes subject to the provisions of SFAS 123, it will reevaluate the impact of SFAS 148 at that time.

Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146) , was issued in June 2002. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect SFAS 146 to have a significant impact on its financial statements.

Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction (SFAS 145) , was issued in April 2002. SFAS 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. The Company does not expect SFAS 145 to have a significant impact on its financial statements.

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements in FIN 45 are currently effective; the initial recognition and measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not expect FIN 45 to have a significant impact on its financial statements.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 addresses consolidation by business enterprises of variable interest entities, as defined in FIN 46; it applies immediately to variable interest entities created, or in which an enterprise obtains an interest, after January 31, 2003 and in the first fiscal year or interim period beginning after June 15, 2003 for variable interest entities in which an enterprise acquired an interest prior to February 1, 2003. The Company does not expect FIN 46 to have a significant impact on its financial statements.

Note 3: Factors Affecting Operations

The Company is a start-up enterprise with limited operations and has not generated significant amounts of revenue. The Company incurred net losses in 2002 and 2001 and had a deficit in working capital of $819,388 and a deficit in stockholders’ equity of $927,369 at December 31, 2002. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The future success of the Company is contingent upon, among other things, the ability to: achieve and maintain satisfactory levels of profitable operations; obtain and maintain adequate levels of debt and/or equity financing; and provide sufficient cash from operations to meet current and future obligations.

F - 19

The Company has prepared financial forecasts which indicate that, based on its current business plans and strategies, it anticipates that it will achieve profitable operations and generate positive cash flows in the next few years. However, the ultimate ability of the Company to achieve these forecasts and to meet the objectives discussed in the preceding paragraph cannot be determined at this time. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 4: Goodwill

The Company’s goodwill arose in a June 1, 2000 asset purchase agreement with Lake Holdings, LLC (Lake Holdings), a company engaged in the emissions testing business in Georgia. Pursuant to the agreement, the Company acquired certain assets and assumed certain liabilities of Lake Holdings for a purchase price of $220,000. The majority owners of Lake Holdings also own an entity which manages GCA Fund, a stockholder of the Company that has entered into certain debt agreements with the Company (see Note 7). Lake Holdings owned emissions testing equipment and leased and operated two emission testing stations in Georgia at the date of the acquisition.

During 2001, one of the emission testing stations previously operated by Lake Holdings was closed and the other emission testing station incurred losses. These facts, together with the uncertainties facing the Company’s business as discussed in Note 3, indicated that the carrying amount of the goodwill, which totaled approximately $42,000 at December 31, 2001, was not recoverable. Accordingly, the Company recorded an impairment charge to fully amortize the goodwill in 2001; such charge was included in general and administrative expenses in the accompanying 2001 statement of operations.

Note 5: Property and Equipment

Property and equipment at December 31, 2002 and 2001 were as follows:

	2002	2001

Land	$240,000	$240,000
Building	10,000	10,000
Emission testing equipment	316,841	196,000
Furniture, fixtures and office equipment	6,399	6,399
Leasehold improvements	111,826	8,175

	685,066	460,574
Less accumulated depreciation and amortization	127,660	63,820

	$557,406	$396,754

Depreciation and amortization expense associated with property and equipment totaled $59,120 in 2002 and $42,448 in 2001.

At December 31, 2002, approximately $86,000 of emission testing equipment represented equipment held for use in future emission testing stations.

F - 20

Note 6: Deferred Financing Costs

Deferred financing costs at December 31, 2002 and 2001 were as follows:

	2002	2001

Deferred financing costs	$112,500	$22,500
Less accumulated amortization	33,987	2,374

	$78,513	$20,126

Amortization expense associated with deferred financing costs totaled $31,613 in 2002 and $2,374 in 2001. In addition, the Company wrote off deferred financing and offering costs totaling $173,769 in 2001 upon the conversion of convertible debentures and the determination that no offering would be made.

Note 7: Long-Term Debt Payable to Stockholder

Long-term debt payable to the majority stockholder of the Company at December 31, 2002 and 2001 was as follows:

                                         2002                   2001
7% convertible debentures payable to GCA Fund issued pursuant to a securities purchase agreement dated May 2, 2002; interest payable quarterly; principal payable in single installments at the maturity dates; secured by certain assets of the Company pursuant to a security agreement dated June 11, 2003	$750,000	$-
7% convertible debenture payable to GCA Fund issued pursuant to a securities purchase agreement dated April 24, 2001; interest payable quarterly; principal payable in single installment at the maturity date of April 24, 2003 (see below); secured by certain assets of the Company	250,000	250,000
$300,000 promissory note payable to GCA Fund; interest payable quarterly at 10%; principal payable in single installment at maturity date of August 2, 2003; secured by certain assets of the Company	300,000	300,000
$225,000 promissory note payable to GCA Fund; interest payable quarterly at 10%; principal payable in single installment at maturity date of October 12, 2003; secured by certain assets of the Company	225,000	225,000

	1,525,000	775,000
Less current portion	775,000	-

	$750,000	$775,000

F - 21

Principal maturities on long-term debt at December 31, 2002 were as follows:

Year Ending December 31

2003	$775,000
2004	750,000

$1,525,000

On May 2, 2002, the Company entered into a securities purchase agreement (the 2002 agreement) with GCA Fund, pursuant to which GCA Fund agreed to purchase certain convertible debentures of the Company. The 2002 agreement contemplates the purchase by GCA Fund (on or before May 2, 2004) of up to an aggregate principal amount of $1,200,000 of 7% convertible debentures at a price equal to 100% of the principal amount. Subsequent to the issuance of the initial convertible debenture at a price of $300,000, the maximum amount of any one convertible debenture is $150,000. As of December 31, 2002, the Company had issued a total of $750,000 of convertible debentures under the 2002 agreement, with principal amounts and maturity dates as follows: $300,000 due May 2, 2004; $150,000 due July 16, 2004; $150,000 due September 30, 2004; and $150,000 due December 19, 2004. Subsequent to December 31, 2002, the Company issued three additional convertible debentures, as follows: $150,000 due March 31, 2005; $100,000 due September 11, 2005; and $150,000 due August 6, 2005.

On April 24, 2001, the Company entered into a securities purchase agreement (the 2001 agreement) with GCA Fund, pursuant to which GCA Fund purchased a $250,000 7% convertible debenture of the Company at a price equal to 100% of the principal amount. The convertible debenture had an original maturity date of April 24, 2003 but was not repaid on that date. Effective as of August 18, 2003, the Company and GCA Fund verbally agreed to extend the maturity date to April 24, 2004; however, since the extension has not yet been finalized or executed, the amount outstanding under the convertible debenture of $250,000 has been reflected as a current liability in the accompanying December 31, 2002 balance sheet.

The debentures issued under the 2002 agreement and the 2001 agreement (together, the agreements) are convertible, at the option of GCA Fund, into shares of common stock of Speedemissions. The current conversion price is generally equal to the lesser of (a) $0.28 or (b) 80% of the trading price of the common stock over a ten day period, as defined in the agreements, when Speedemissions’ common stock is traded in the public markets. The conversion price is subject to adjustment in certain circumstances as outlined in the agreements. The Company and GCA Fund intend to amend the agreements to provide for the conversion of the debentures into shares of SKTF common stock; the terms of such conversion have not yet been determined and may or may not be identical to the existing conversion terms.

Under the 2002 agreement, the Company is subject to a commitment fee of 1% of any portion of the commitment not used; if the Company cancels any unused portion of the commitment, it is subject to a commitment fee of 1% of the cancelled amount. Also, the Company is generally required to pay a broker fee equal to a specified percentage of each convertible debenture to an affiliate of GCA Fund; amounts incurred under this requirement totaled $90,000 in 2002. Such amount has been included in deferred financing costs in the accompanying December 31, 2002 balance sheet.

In the opinion of management, the fair value of the common stock of the Company on the issuance dates of each convertible debenture was less than or equal to the conversion price; thus, the convertible debentures do not contain beneficial conversion features. Furthermore, management believes that the value of the conversion feature in each convertible debenture is not significant and thus has allocated no proceeds from the issuance of the convertible debentures to the conversion feature.

Under the agreements, the convertible debentures are redeemable, at the option of the Company, as long as there is no event of default, as defined. The redemption price is generally equal to the greater of 105% of the principal amount of all outstanding convertible debentures, plus accrued interest, or the number of shares of common stock into which the debentures are convertible times the average trading price of the common stock, as defined in the agreements. The redemption price is subject to adjustment in certain circumstances as outlined in the agreements.

F - 22

Additionally, the convertible debentures are mandatorily redeemable, at the option of GCA Fund, under certain circumstances as outlined in the agreements, including but not limited to a change in control or a financing event, as defined.

The agreements also contain provisions granting GCA Fund certain registration rights, including liquidating damages and other rights if certain provisions of the registration rights agreement are not adhered to by the Company; provisions limiting the conversion rights of GCA Fund under specified circumstances; and provisions containing financial and nonfinancial covenants to which the Company must adhere.

In 2000, the Company had entered into a similar securities purchase agreement with GCA Fund (the 2000 agreement). Under the 2000 agreement, GCA Fund purchased 7% convertible debentures of the Company at a price generally equal to 95% of the principal amount. The 2000 agreement also provided for the issuance of warrants to purchase shares of the Company’s common stock. Convertible debentures issued under the 2000 agreement generally contained beneficial conversion features. As of December 31, 2000, the Company had $673,000 of convertible debentures outstanding, net of an unamortized discount of $152,000. On January 31, 2001, GCA Fund purchased an additional convertible debenture under the 2000 agreement in the original principal amount of $175,000, for a price equal to 95% thereof, or $166,000; concurrently, all warrants previously issued to GCA Fund by the Company were cancelled. The Company allocated the $166,000 in proceeds from that purchase to the beneficial conversion feature contained within the convertible debenture. Furthermore, GCA Fund elected to immediately convert all outstanding convertible debentures plus outstanding accrued interest into 3,553,137 shares of Company common stock. Since all convertible debentures were converted on January 31, 2001, any unamortized beneficial conversion features as of that date were amortized immediately. Accordingly, the Company recognized approximately $238,000 in interest expense in the accompanying 2001 statement of operations related to the amortization of the beneficial conversion features.

The $300,000 and $225,000 promissory notes payable are mandatorily redeemable, at the option of GCA Fund, under certain circumstances as outlined in the note payable agreements, including but not limited to a change in control, as defined. The promissory note payable agreements contain certain financial and nonfinancial covenants to which the Company must adhere. Under the $225,000 promissory note payable agreement, the Company was required to pay an investment advisor fee of $22,500 to an affiliate of GCA Fund in 2001. Such amount is included in deferred financing costs in the accompanying balance sheets.

At December 31, 2002, the Company had made no interest payments to GCA Fund and thus was not in compliance with the applicable interest payment provisions of the securities purchase agreements or the promissory note payable agreements; however, the Company obtained a waiver from GCA Fund regarding such noncompliance.

Note 8: Income Taxes

As of December 31, 2002, the Company had net operating loss (NOL) carryforwards of approximately $1,775,000 that may be used to offset future taxable income. The NOL carryforwards will expire at various dates through 2022.

Differences between the income tax benefit reported in the statements of operations for 2002 and 2001 and the amount determined by applying the statutory federal income tax rate (34%) to the loss before income taxes were as follows:

	2002	2001
Expected rate	(34.0)%	(34.0)%
State income taxes, net of federal deduction	(4.0)	(4.5)
Valuation allowance	38.0	38.5

	-%	-%

F - 23

Noncurrent deferred income tax assets at December 31, 2002 and 2001 consisted of the following:

	2002	2001
Net operating loss carryforwards	$675,000	$453,000
Less valuation allowance	(675,000)	(453,000)

Net deferred tax asset	$-	$-

The valuation allowance totaled $375,000 at December 31, 2000.

Note 9: Leasing Activities

Operating Leases

The Company leases office space and land and buildings for certain of its emission testing stations. The leases generally require that the Company pay taxes, maintenance and insurance. The leases for the emission testing stations are renewable, at the option of the Company, for specified periods. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Certain of the leases have been personally guaranteed by the president of the Company.

Certain of the above leases contain scheduled base rent increases over the terms of the leases. The total amount of base rent payments is charged to expense on a straight-line basis over the lease terms. At December 31, 2002 and 2001, the excess of rent expense over cash payments was not significant.

Future minimum rental payments required under the noncancelable operating leases were as follows at December 31, 2002:

Year Ending December 31

2003	$146,910
2004	124,288
2005	74,495
2006	66,532
2007	52,293

$464,518

Rent expense under all operating leases totaled $77,776 in 2002 and $55,775 in 2001.

Lease Revenue

The Company leases certain emission testing equipment to an unrelated party under an operating lease which expires in February 2003. At December 31, 2002 and 2001, such equipment had a cost of $21,000 and accumulated depreciation of $10,500 at December 31, 2002 and $6,300 at December 31, 2001. The equipment is included in property and equipment on the accompanying balance sheets. The Company is depreciating the equipment on a straight-line basis over its estimated useful life of five years.

Future estimated receipts under the noncancelable lease were as follows at December 31, 2002:

Year Ending December 31

2003	$1,000

F - 24

Note 10: Equity

SKTF

Preferred Stock

SKTF is authorized to issue 5,000,000 shares of $.001 par value preferred stock. No terms or conditions have been established for any preferred stock, which may be established and the stock issued by the Board of Directors without further shareholder approval.

Common Stock

SKTF is authorized to issue 100,000,000 shares of $.001 par value common stock, of which 10,000,000 shares were issued and outstanding subsequent to the reverse acquisition effective as of June 16, 2003 (see Note 1).

Stock Option Plan

SKTF’s board of directors and stockholders approved a stock option plan, effective June 1, 2001, pursuant to which 600,000 shares of common stock have been reserved for issuance under the plan. As of June 16, 2003, no options had been granted.

Speedemissions

Preferred Stock

Speedemissions is authorized to issue 10,000,000 shares of $.01 par value preferred stock. No terms or conditions have been established for any preferred stock, which may be established and the stock issued by the Board of Directors without further shareholder approval.

Common Stock

Speedemissions is authorized to issue 40,000,000 shares of $0.01 par value common stock, of which 7,142,857 shares were issued and outstanding as of December 31, 2002. Subsequent to the reverse acquisition effective as of June 16, 2003 (see Note 1), all such shares are held by SKTF.

Speedemissions has reserved 10,000,000 shares of common stock for issuance to GCA Fund upon conversion of the convertible debentures issued to GCA Fund pursuant to the 2002 agreement (see Note 7).

Stock Option Plan

In December 2000, the Company adopted the Emissions Testing, Inc. 2000 Stock Option Plan (the 2000 stock option plan). The plan permitted the issuance of incentive stock options, options other than incentive stock options, reload options, restricted shares of common stock and stock appreciation rights. No options or other instruments were granted under the 2000 stock option plan; upon the March 19, 2002 merger discussed in Note 1, the 2000 stock option plan was terminated.

F - 25

Note 11: Consulting Agreements

In May 2000, the Company entered into a consulting agreement with an entity that was a founding stockholder of Emissions Testing. The agreement had a term of five years, required a monthly fee of $8,000, which increased by 10% per year, and required finders fees on acquisitions procured, as defined in the agreement. Consulting fees under the agreement totaling $22,000 were incurred through May 2001; subsequently, the agreement was terminated.

The Company also entered into a consulting agreement with another founding stockholder which required payments of $1,000 per week and expired on April 1, 2001. Consulting fees under the agreement totaling $32,500 were incurred in 2001.

Note 12: Contingencies

The Company is involved in various proceedings and litigation arising in the ordinary course of business. While any proceedings or litigation has an element of uncertainty, the Company believes that the outcome of any lawsuit or claim that is pending or threatened, or all of them combined, will not have a material adverse effect on its financial position or results or operations.

* * * * *

F - 26

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)
Condensed Consolidated Balance Sheet
June 30, 2003
(Unaudited)

Assets

Current assets:
Cash	$76,672
Other current assets	4,370

Total current assets	81,042

Property and equipment, at cost less accumulated
depreciation and amortization	535,619
Deferred financing costs, less accumulated amortization	63,513

Other assets	11,100

$691,274

Liabilities and Stockholders' Deficit

Current liabilities:
Current portion of long-term debt
payable to stockholder	$1,075,000
Accrued interest on long-term debt
payable to stockholder	184,417
Subordinated note payable to minority stockholder	125,000
Accounts payable and accrued liabilities	102,629

Total current liabilities	1,487,046

Long-term debt payable to stockholder,
less current portion	700,000

Commitments and contingencies

Stockholders' deficit:
Preferred stock, $.001 par value, 5,000,000 shares
authorized, no shares issued or outstanding	-
Common stock, $.001 par value, 100,000,000 shares
authorized, 10,000,000 shares issued and outstanding	10,000
Additional paid-in capital	1,445,542
Accumulated deficit	(2,951,314)

Total stockholders' deficit	(1,495,772)

$691,274

See accompanying notes to condensed consolidated financial statements.

F - 27

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)
Condensed Consolidated Statements of Operations
(Unaudited)

Three Months Ended June 30			Six Months Ended June 30
2003		2002	2003	2002

Revenue	$156,901	$46,169	$321,021	$97,941

Cost of revenue	41,401	15,672	86,800	28,321
Gross profit	115,500	30,497	234,221	69,620
General and administrative
expenses	453,114	177,937	684,545	286,466

Loss from operations	(337,614)	(147,440)	(450,324)	(216,846)
Interest expense	36,063	27,343	69,500	47,656

Loss before income tax benefit	(373,677)	(174,783)	(519,824)	(264,502)
Benefit for income taxes	-	-	-	-

Net loss	$(373,677)	$(174,783)	$(519,824)	$(264,502)

Basic and diluted net loss
per share	$(0.04)	$(0.02)	$(0.05)	$(0.03)

Weighted average shares
outstanding, basic and diluted	10,000,000	10,000,000	10,000,000	10,000,000

See accompanying notes to condensed consolidated financial statements.

F - 28

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

Six Months Ended June 30
	2003	2002
Cash flows from operating activities:
Net loss	$(519,824)	$(264,502)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	77,523	30,130
Loss on asset disposal	-	5,460
Acquisition fee Changes in assets and liabilities	125,000	-
Other current assets	(2,389)	615
Other assets	4,358	(6,100)
Accounts payable and accrued liabilities	(17,940)	1,566
Accrued interest payable to stockholder	63,875	38,395

Net cash used in operating activities	(269,397)	(194,436)

Cash flows from investing activities:
Purchases of property and equipment	(25,736)	(87,086)

Net cash used in investing activities	(25,736)	(87,086)

Cash flows from financing activities:
Proceeds from issuance of long-term debt
payable to stockholder	250,000	300,000

Financing costs	(15,000)	(45,000)

Net cash provided by financing
activities	235,000	255,000

Net decrease in cash	(60,133)	(26,522)

Cash at beginning of period	136,805	99,112

Cash at end of period	$76,672	$72,590

Supplemental Disclosure of Cash Flow Information

Cash paid during the period for interest	$-	$-

Cash paid during the period for income taxes	$-	$-

In connection with the acquisition (see Note 1), the Company entered into a subordinated note payable to minority stockholder agreement totaling $125,000 (see Notes 1 and 4).
See accompanying notes to condensed consolidated financial statements

F - 29

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc.)
Notes to Condensed Consolidated Financial Statements
June 30, 2003
(Unaudited)

Note 1: Basis of Presentation

Emissions Testing, Inc. (Emissions Testing) was incorporated on May 5, 2000 under the laws of the state of Georgia for the primary business purpose of opening, acquiring, developing and operating vehicle emission testing stations. On June 1, 2000, Emissions Testing entered into an agreement with GCA Strategic Investment Fund Limited (GCA Fund), pursuant to which GCA Fund agreed to purchase certain convertible debentures of Emissions Testing. On January 31, 2001, GCA Fund elected to immediately convert all outstanding convertible debentures plus outstanding accrued interest into 3,553,137 shares of Emissions Testing common stock. As of March 19, 2002, GCA Fund owned approximately 85% of the outstanding common stock of Emissions Testing.

In March 2001, the president of Emissions Testing formed, and was the sole stockholder in, SE Testing, Inc. (SE Testing) (initially known as Speedemissions, Inc.) to acquire a building and lease such building to Emissions Testing to house an emission testing station. Funds utilized to acquire the building were obtained from GCA Fund in the form of a promissory note payable (see Note 4). SE Testing subsequently formed Speedemissions, LLC, a dormant subsidiary.

Effective as of March 19, 2002, Emissions Testing, SE Testing and Speedemissions, LLC merged, with SE Testing the surviving entity; SE Testing then changed its name to Speedemissions, Inc. Subsequent to the merger, GCA Fund owned 86% of the outstanding common stock of Speedemissions, Inc., the president of Speedemissions, Inc. (who was the president of Emissions Testing) owned 7% of the outstanding common stock and two other stockholders in Emissions Testing each owned 3.5% of the outstanding common stock.

Since GCA Fund had the controlling ownership interest in the pre merger Emissions Testing and also had the controlling ownership interest in the post merger Speedemissions, Inc., there was no change in the control group. This fact, together with the nature of the relationship between GCA Fund, SE Testing and Speedemissions, LLC and the involvement of the president of SE Testing with Emissions Testing, indicated that the merger should be accounted for at historical cost, using the carryover basis of accounting, in a manner similar to a pooling of interests. Accordingly, the accounts of Emissions Testing, SE Testing and Speedemissions, LLC were combined as of and from January 1, 2001 as if the merger had occurred on that date.

Effective as of June 16, 2003, Speedemissions, Inc. (Speedemissions or the Company) entered into an acquisition agreement with SKTF Enterprises, Inc. (SKTF). Pursuant to the acquisition agreement, SKTF acquired all of the outstanding common stock of Speedemissions in exchange for 9,000,000 shares of SKTF common stock, which were issued to the stockholders of Speedemissions. Accordingly, Speedemissions became a wholly owned subsidiary of SKTF. Subsequent to the acquisition, GCA Fund owned 78% of the 10,000,000 shares of outstanding common stock of SKTF, the president of Speedemissions owned 6%, the other stockholders of Speedemissions owned 6% and the existing stockholders of SKTF owned 10% (see Note 5).

F - 30

SKTF’s common stock is registered with the Securities and Exchange Commission (SEC) and is presently listed for trading on the over the counter bulletin board. However, as of June 16, 2003, no transactions in SKTF common stock had taken place and there is no established market for the common stock.

SKTF is a development stage company that has not begun operations, thus SKTF has no revenues. SKTF has a minimal amount of assets and liabilities. For accounting purposes, Speedemissions is viewed as the acquiring entity and has accounted for the transaction as a reverse acquisition. The SEC staff’s accounting and reporting guidance indicates that the merger of a private operating company into a nonoperating public shell corporation with nominal net assets is in substance a capital transaction rather than a business combination. That is, the transaction is equivalent to the private company issuing common stock for the net monetary assets of the shell corporation, accompanied by a recapitalization. Accordingly, the historical stockholders’ deficit of Speedemissions as of June 30, 2003 as presented in the accompanying consolidated balance sheet reflects the 10,000,000 shares of outstanding common stock of SKTF, with the resulting adjustment reflected in additional paid-in capital. The loss per share as presented in the accompanying consolidated statements of operations also reflects the 10,000,000 shares of outstanding common stock of SKTF.

The accumulated deficit of Speedemissions has been carried forward after the acquisition. Results of operations subsequent to the date of acquisition reflect the combined results of operations of Speedemissions and SKTF. Operations for periods prior to the acquisition are those of Speedemissions. Assets and liabilities of Speedemissions and SKTF were combined at their historical cost carrying amounts at the date of acquisition.

In connection with the acquisition, Speedemissions agreed to pay an acquisition fee of $225,000 to an entity controlled by an existing minority stockholder of SKTF. Such amount has been included in general and administrative expenses in the accompanying consolidated statements of operations for the three months and six months ended June 30, 2003. Of this amount, $100,000 was paid in cash at the closing of the acquisition, with the balance due pursuant to the terms of a promissory note (see Note 4). Additionally, Speedemissions issued a warrant to the entity (see Note 5) and entered into a consulting agreement with the entity (see Note 7).

For SEC reporting purposes, Speedemissions is treated as the continuing reporting entity that acquired a registrant, that is, as if Speedemissions were the legal successor to SKTF’s SEC reporting obligations as of the date of the acquisition.

Note 2: Nature of Operations and Summary of Significant Accounting Policies

Nature of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Speedemissions and SKTF as discussed in Note 1. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and in accordance with the SEC’s instructions applicable to Form 10-QSB interim financial information. In the opinion of management, such consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of June 30, 2003 and for all periods presented. The results of operations presented in the accompanying consolidated financial statements are not necessarily indicative of the results expected for the full fiscal year or for any future period.

F - 31

The accompanying consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for annual financial statements. Such interim consolidated financial statements should be read in conjunction with SKTF’s 2002 and 2001 financial statements and notes thereto included in SKTF’s annual report on Form 10-KSB for the year ended December 31, 2002 and Speedemissions’ 2002 and 2001 financial statements and notes thereto to be included in a Form 8-K/A to be filed with the SEC on or before August 30, 2003.

Nature of Operations

Speedemissions is engaged in opening, acquiring, developing and operating vehicle emission testing stations. The federal government and a number of state and local governments in the United States (and in certain foreign countries) mandate vehicle emission testing as a method of improving air quality.

As of June 30, 2003, the Company operated five emission testing stations, including two stations in the metropolitan Atlanta, Georgia area and three stations in the metropolitan Houston, Texas area. The Company does business under the trade name Speedemissions . At its emission testing stations, the Company uses computerized emission testing equipment that tests vehicles for compliance with emissions standards; in the emissions testing industry, such stations are known as decentralized facilities. The Company utilizes "basic" testing systems that test a motor vehicle’s emissions while in neutral and "enhanced" testing systems that test a vehicle’s emissions under simulated driving conditions.

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized as the testing services are performed. Under current state of Georgia law, the charge for an emission test is limited to $25.00 per vehicle, which is recorded by the Company as gross revenue. The cost of emissions certificates due to the state is approximately $6.95 per certificate and is shown separately in the accompanying consolidated statements of operations. Under current state of Texas law, the charge for an emission test is generally limited to $39.50 per vehicle, which is recorded by the Company as gross revenue. The cost of emissions certificates due to the state varies between approximately $8.00 and $14.00 per certificate depending on the type of test and is shown separately in the accompanying consolidated statements of operations.

The Company requires that the customer’s payment be made with cash, check or credit card; accordingly, the Company does not have significant levels of accounts receivable.

Under current Georgia and Texas laws, if a vehicle fails an emissions test, it may be retested at no additional charge during a specified period after the initial test, as long as the subsequent test is performed at the same facility. At the time of initial testing, the Company provides an allowance for potential retest costs, based on prior retest experience and information furnished by the states of Georgia and Texas, which is comprised mainly of the labor cost associated with performing a retest. When a retest is performed, the incremental cost of performing a retest is applied against the retest allowance. At June 30, 2003, the allowance for retest costs was insignificant.

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In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ( SAB 101), as amended. SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company believes its revenue recognition policies comply with SAB 101.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities approximate fair v alue because of the short-term nature of these accounts . Management believes the carrying amount of its long-term debt payable to stockholder approximates fair value, as it believes the Company would have to pay the same or similar interest rates to obtain similar debt instruments.

Net Loss Per Share

The net loss per share computations for 2003 and 2002 reflect the 10,000,000 shares of outstanding common stock of SKTF (see Note 1).

Basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive. As a result of the Company’s net losses, all potentially dilutive securities would be antidilutive and are excluded from the computation of diluted loss per share.

The following table lists the number of shares of Speedemissions common stock which could be issued related to all potentially dilutive securities as of June 30, 2003, however, the issuance of such shares would not affect the loss per calculations since those calculations are based on the number of outstanding SKTF common shares :

Convertible debentures	4,464,286
Warrant	130,000

4,594,286

Regulatory Impact

The current and future demand for the Company’s services is substantially dependent upon federal, state, local and foreign legislation and regulations mandating air pollution controls and emissions testing. If any or all of these governmental agencies should change their positions or eliminate or revise their requirements related to air pollution controls and emissions testing (including a shift to centralized facilities versus decentralized facilities), the Company could experience a significant adverse impact on its consolidated financial position and results of operations.

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Recently Issued Accounting Standards

Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments wit h Characteristics of both Debt and Equity (SFAS 150), was issued in May 2003. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity. SFAS 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period subsequent to June 15, 2003. The Company has not yet determined whether the adoption of SFAS 150 will have a material impact on its consolidated financial statements.

Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149) , was issued in April 2003. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The Company has not yet determined whether the adoption of SFAS 149 will have a material impact on its consolidated financial statements.

Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure (SFAS 148) , was issued in December 2002. SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation (SFAS 123), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation; it also requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and effect of the method used on reported results. At this time, the Company does not expect SFAS 148 to have a significant impact on its consolidated financial statements; however, if the Company elects to grant options under SKTF’s stock option plan in the future or otherwise becomes subject to the provisions of SFAS 123, it will reevaluate the impact of SFAS 148 at that time.

Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146) , was issued in June 2002. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect SFAS 146 to have a significant impact on its consolidated financial statements.

Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction (SFAS 145) , was issued in April 2002. SFAS 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. The Company does not expect SFAS 145 to have a significant impact on its consolidated financial statements.

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements in FIN 45 are currently effective; the initial recognition and measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not expect FIN 45 to have a significant impact on its consolidated financial statements.

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In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 addresses consolidation by business enterprises of variable interest entities, as defined in FIN 46; it applies immediately to variable interest entities created, or in which an enterprise obtains an interest, after January 31, 2003 and in the first fiscal year or interim period beginning after June 15, 2003 for variable interest entities in which an enterprise acquired an interest prior to February 1, 2003. The Company does not expect FIN 46 to have a significant impact on its consolidated financial statements.

Note 3: Factors Affecting Operations

The Company is a start-up enterprise with limited operations and has not generated significant amounts of revenue. The Company incurred a net loss in the six month period ended June 30, 2003 and had a deficit in working capital of $1,406,004 and a deficit in stockholders’ equity of $1,495,772 at June 30, 2003. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The future success of the Company is contingent upon, among other things, the ability to: achieve and maintain satisfactory levels of profitable operations; obtain and maintain adequate levels of debt and/or equity financing; and provide sufficient cash from operations to meet current and future obligations.

The Company has prepared financial forecasts which indicate that, based on its current business plans and strategies, it anticipates that it will achieve profitable operations and generate positive cash flows in the next few years. However, the ultimate ability of the Company to achieve these forecasts and to meet the objectives discussed in the preceding paragraph cannot be determined at this time. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 4: Debt

Subordinated Note Payable to Minority Stockholder

As discussed in Note 1, in connection with the acquisition of Speedemissions by SKTF, Speedemissions agreed to pay an acquisition fee of $225,000 to an entity controlled by an existing minority stockholder of SKTF (Speedemissions has also issued a warrant to the entity (see Note 5) and entered into a consulting agreement with the entity (see Note 7). Of this amount, $100,000 was paid in cash at the closing of the acquisition, with the balance due pursuant to the terms of a promissory note. The promissory note bears interest at 10% and is secured by substantially all assets of Speedemissions. Such security interest is subordinated to the security interests of GCA Fund (see below).

Principal and accrued interest under the promissory note are due dependent in part on the ability of SKTF or Speedemissions to obtain debt or equity financing of at least $1,500,000 or to have a registration statement declared effective by the SEC, but in no event later than July 2004. The promissory note has been reflected as subordinated note payable to minority stockholder, a current liability, in the accompanying June 30, 2003 consolidated balance sheet.

Long-Term Debt Payable to Majority Stockholder

Long-term debt payable to the majority stockholder of Speedemissions at June 30, 2003 was as follows:

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2003
7% convertible debentures payable to GCA Fund issued pursuant to a securities purchase agreement dated May 2, 2002; interest payable quarterly; principal payable in single installments at the maturity dates; secured by certain assets of the Company pursuant to a security agreement dated June 11, 2003	$1,000,000
7% convertible debenture payable to GCA Fund issued pursuant to a securities purchase agreement dated April 24, 2001; interest payable quarterly; principal payable in single installment at the maturity date of April 24, 2003 (see below); secured by certain assets of the Company	250,000
$300,000 promissory note payable to GCA Fund; interest payable quarterly at 10%; principal payable in single installment at maturity date of August 2, 2003; secured by certain assets of the Company	300,000
$225,000 promissory note payable to GCA Fund; interest payable quarterly at 10%; principal payable in single installment at maturity date of October 12, 2003; secured by certain assets of the Company	225,000

1,775,000
Less current portion	1,075,000

$ 700,000

Principal maturities on long- term debt at June 30, 2003 were as follows:

Year Ending June 30

2004	$1,075,000
2005	600,000
2006	100,000

$1,775, 000

On May 2, 2002, the Company entered into a securities purchase agreement (the 2002 agreement) with GCA Fund, pursuant to which GCA Fund agreed to purchase certain convertible debentures of the Company. The 2002 agreement contemplates the purchase by GCA Fund (on or before May 2, 2004) of up to an aggregate principal amount of $1,200,000 of 7% convertible debentures at a price equal to 100% of the principal amount. Subsequent to the issuance of the initial convertible debenture at a price of $300,000, the maximum amount of any one convertible debenture is $150,000. As of December 31, 2002, the Company had issued a total of $750,000 of convertible debentures under the 2002 agreement, with principal amounts and maturity dates as follows: $300,000 due May 2, 2004; $150,000 due July 16, 2004; $150,000 due September 30, 2004; and $150,000 due December 19, 2004. During the six month period ended June 30, 2003, the Company issued two additional convertible debentures at a price of $150,000 and $100,000, respectively, with maturity dates of March 31, 2005 and September 11, 2005. Subsequent to June 30, 2003, the Company issued an additional convertible debenture at a price of $150,000 with a maturity date of August 6, 2005.

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On April 24, 2001, the Company entered into a securities purchase agreement (the 2001 agreement) with GCA Fund, pursuant to which GCA Fund purchased a $250,000 7% convertible debenture of the Company at a price equal to 100% of the principal amount. The convertible debenture had an original maturity date of April 24, 2003 but was not repaid on that date. Effective as of August 18, 2003, the Company and GCA Fund verbally agreed to extend the maturity date to April 24, 2004.

The debentures issued under the 2002 agreement and the 2001 agreement (together, the agreements) are presently convertible, at the option of GCA Fund, into shares of common stock of Speedemissions. The current conversion price is generally equal to the lesser of (a) $0.28 or (b) 80% of the trading price of Speedemissions’ common stock over a ten day period, as defined in the agreements, when Speedemissions’ common stock is traded in the public markets. The conversion price is subject to adjustment in certain circumstances as outlined in the agreements. The Company and GCA Fund intend to amend the agreements to provide for the conversion of the debentures into shares of SKTF common stock; the terms of such conversion have not yet been determined and may or may not be identical to the existing conversion terms.

In the opinion of management, the fair value of the common stock of the Company on the issuance dates of each convertible debenture was less than or equal to the conversion price; thus, the convertible debentures do not contain beneficial conversion features. Furthermore, management believes that the value of the conversion feature in each convertible debenture is not significant and thus has allocated no proceeds from the issuance of the convertible debentures to the conversion feature.

Under the agreements, the convertible debentures are redeemable, at the option of the Company, as long as there is no event of default, as defined. Additionally, the convertible debentures are mandatorily redeemable, at the option of GCA Fund, under certain circumstances as outlined in the agreements, including but not limited to a change in control or a financing event, as defined. The agreements also contain provisions granting GCA Fund certain registration rights, including liquidating damages and other rights if certain provisions of the registration rights agreement are not adhered to by the Company; provisions limiting the conversion rights of GCA Fund under specified circumstances; and provisions containing financial and nonfinancial covenants to which the Company must adhere.

The $300,000 and $225,000 promissory notes payable are mandatorily redeemable, at the option of GCA Fund, under certain circumstances as outlined in the note payable agreements, including but not limited to a change in control, as defined.

Note 5: Equity

SKTF

Preferred Stock

SKTF is authorized to issue 5,000,000 shares of $.001 par value preferred stock. No terms or conditions have been established for any preferred stock, which may be established and the stock issued by the Board of Directors without further shareholder approval.

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Common Stock

SKTF is authorized to issue 100,000,000 shares of $0.001 par value common stock, of which 10,000,000 shares were issued and outstanding as of June 30, 2003. As of March 31, 2003, SKTF had 6,044,750 shares of common stock issued and outstanding, as reported in its quarterly report on Form 10-QSB for the quarter ended March 31, 2003. Effective as of June 16, 2003, the closing date of the reverse acquisition (see Note 1), SKTF redeemed 5,044,750 shares at a cost of approximately $500 and issued 9,000,000 shares of common stock to the stockholders of Speedemissions (see Note 1). As a result, SKTF had 10,000,000 shares of common stock issued and outstanding as of June 16, 2003.

SKTF’s board of directors and stockholders approved a stock option plan, effective June 1, 2001, pursuant to which 600,000 shares of common stock have been reserved for issuance under the plan. As of June 30, 2003, no options had been granted.

Speedemissions

Preferred Stock

Speedemissions is authorized to issue 10,000,000 shares of $0.01 par value preferred stock. No terms or conditions have been established for any preferred stock, which may be established and the stock issued by the Board of Directors without further shareholder approval.

Common Stock

Speedemissions is authorized to issue 40,000,000 shares of $0.01 par value common stock, of which 7,142,857 shares were issued and outstanding as of June 30, 2003. All such shares are held by SKTF.

Speedemissions has reserved 10,000,000 shares of common stock for issuance to GCA Fund upon conversion of the convertible debentures issued to GCA Fund pursuant to the 2002 agreement (see Note 4).

Warrant

As discussed in Note 1, in connection with the acquisition of Speedemissions by SKTF, Speedemissions issued a warrant to an entity controlled by an existing minority stockholder of SKTF. The warrant entitles the entity to purchase 130,000 shares of Speedemissions common stock at an exercise price of $.01 per share. Speedemissions did not assign a value to the warrant upon issuance as the value was deemed immaterial.

Of the total shares subject to the warrant, 25,000 shares were exercisable upon execution of the agreement effective June 16, 2003. The remaining shares are exercisable based on the achievement of certain milestones by Speedemissions in raising additional equity capital.

The warrant has a net exercise provision and contains, among other things, antidilution provisions and registration rights. Additionally, if Speedemissions has not closed on an initial public offering by February 11, 2006, Speedemissions is required to redeem the warrant at a price equal to $1.50 times the number of exercisable shares. Speedemissions and the entity intend to amend the warrant to provide for the exercise of the warrant in exchange for shares of SKTF common stock; the terms of such exercise have not yet been determined and may or may not be identical to the existing exercise terms.

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Note 6: Income Taxes

As of December 31, 2002, the Speedemissions had net operating loss (NOL) carryforwards of approximately $1,591,000 that may be used to offset future taxable income. The NOL carryforwards will expire at various dates through 2022.

As a result of the NOL carryforwards, the Company has recorded no provision or benefit for income taxes in the accompanying consolidated financial statements. A valuation allowance has been recorded to offset the recognition of any deferred tax assets due to the uncertainty of future realization.

Note 7: Commitments

As discussed in Note 1, in connection with the acquisition of Speedemissions by SKTF, Speedemissions entered into a consulting agreement with an entity controlled by an existing minority stockholder of SKTF. Speedemissions also has a note payable to the same entity (see Note 4) and has issued a warrant to the entity (see Note 5).

Pursuant to the consulting agreement, Speedemissions agreed to pay the entity a consulting fee of $8,334 per month, effective June 1, 2003. Additionally, Speedemissions agreed to pay the entity a transaction fee generally equal to 5% of the gross transaction amount of an equity transaction, as defined in the agreement. The agreement has a thirty six month term, which term relies on the ability of Speedemissions to raise additional capital, and will automatically renew for successive twelve month periods unless terminated by either party. If Speedemissions terminates the agreement, it will nevertheless be subject to a minimum consulting fee of $150,000.

* * * * *

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YOU MAY RELY ON THE INFORMATION
CONTAINED IN THIS PROSPECTUS. WE
HAVE NOT AUTHORIZED ANYONE TO
PROVIDE INFORMATION DIFFERENT FROM
 THAT CONTAINED IN THIS PROSPECTUS.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR SALE OF COMMON
STOCK MEANS THAT INFORMATION
CONTAINED IN THIS PROSPECTUS IS
CORRECT AFTER THE DATE OF THIS
PROSPECTUS. THIS PROSPECTUS IS NOT
AN OFFER TO SELL OR A SOLICITATION OF
AN OFFER TO BUY THESE SHARES OF THE
COMMON STOCK IN ANY CIRCUMSTANCES
 UNDER WHICH THE OFFER OR
SOLICITATION IS UNLAWFUL.

                ______________                                                                                                                                                    5,000,000 SHARES

                             TABLE OF CONTENTS

                                                                                                                                Page                          SPEEDEMISSIONS, INC.

Prospectus Summary	2
Risk Faxtors	3
Use of Proceeds	9
Determination of Offering Price	9
Dilution	10
Plan of Distribution	11
Legal Proceedings	11
Management	12
Principal Stockholder	16
Description of Securities	18
Interests of Experts and Counsel	18
Business	20
Management’s Plan of Operation	26
Description of Property	30
Certain Transactions	31
Market for Common Equity	33
Executive Compensation	35
Changes in Accountants	36
Legal Matters	37
Available Information	37	--------------------
Experts	37	PROSPECTUS
Index to Consolidated Financial		---------------------
Statements	38

Dealer Prospectus Delivery Obligation. Until
________, 2004, all dealers that effect transactions
in these securities, whether or not participating in
this offering, may be required to deliver a ____________, 2003 prospectus. This is in addition to the dealers’
obligation to deliver a Prospectus when acting as
underwriters and with respect to their unsold
allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Article X of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its Bylaws or in any resolution of its stockholders or directors, to indemnify the officers and directors of this Corporation against any liability as may be determined to be in the best interests of this Corporation, and in conjunction therewith, to buy, at this Corporation’s expense, policies of insurance.

Our bylaws do not further address indemnification. Effective September 5, 2003, we entered into a separate indemnification agreement with each of our current directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$1,035
Transfer Agent Fees	Approximately	$TBD
Costs of Printing and Engraving	Approximately	$TBD
Legal Fee	Approximately	$TBD
Accounting Fees	Approximately	$TBD

Total		$TBD

Recent Sales of Unregistered Securities

On April 20, 2001, we issued 5,550,000 shares of our common stock, restricted in accordance with Rule 144 of the Securities Act of 1933, to Carl M. Berg, our founder and an accredited investor, in exchange for consideration of $555. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

On April 20, 2001, we issued 450,000 shares of our common stock, restricted in accordance with Rule 144 of the Securities Act of 1933, to Brian A. Lebrecht, an accredited investor, in exchange for consideration of $45. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

In August of 2001, we issued an aggregate of 13,000 shares of our common stock, restricted in accordance with Rule 144 of the Securities Act of 1933, to twelve (12) non-accredited investors, in exchange for total consideration of $1,300. The issuances were exempt from registration pursuant to Rule 4(2) of the Securities Act.

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On May 15, 2001, our directors and shareholders approved the SKTF, Inc. 2001 Stock Option Plan, effective June 1, 2001. At our annual shareholders meeting on August 27, 2003, our shareholders approved an amendment to the plan, changing its name to the Speedemissions, Inc. 2001 Stock Option Plan, and increasing the number of shares of our common stock available for issuance under the plan from 600,000 shares to 1,000,000 shares. The plan offers selected employees, directors, and consultants an opportunity to acquire our common stock, and serves to encourage such persons to remain employed by us and to attract new employees. The plan was adopted under, and awards and issuances thereunder will be exempt from registration pursuant to, Rule 701 of the Securities Act of 1933. We have not issued any options or stock awards under the plan.

On September 30, 2002, SKTF’s offering as registered on Form SB-2 automatically terminated. On October 3, 2002, Post-Effective Amendment No. 1 was filed with the SEC terminating the offering and de-registering the 968,250 unsold shares in the offering. SKTF sold 31,750 shares in the offering at $1.00 per share, resulting in net proceeds to SKTF of $31,750, all of which was used for general working capital purposes and to pay legal and accounting expenses.

On June 16, 2003, we issued 9,000,000 shares of common stock, restricted in accordance with Rule 144 promulgated under the Securities Act of 1933, to four accredited investors. The investors exchanged their interest in Speedemissions, Inc., representing in the aggregate 100% of the issued and outstanding stock of Speedemissions, Inc., for the shares. The issuances were exempt from registration pursuant to Section 4(2) of the Act.

Exhibits

Exhibit No.	Description

1.1*	Underwriting Agreement

2.1 (1)	Acquisition Agreement dated June 13, 2003 with Speedemissions, Inc.

3.1 (2)	Articles of Incorporation of SKTF Enterprises, Inc.

3.2 (3)	Articles of Amendment to Articles of Incorporation of SKTF Enterprises, Inc.

3.3 (2)	Bylaws of SKTF Enterprises, Inc.

4.1 (2)	SKTF, Inc. 2001 Stock Option Plan

4.2 (3)	First Amendment to SKTF, Inc. 2001 Stock Option Plan

4.3 (4)	Warrant Agreement dated June 16, 2003

5.1*	Legal Opinion of The Lebrecht Group, APLC

10.1	Form of Indemnification Agreement

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10.2	Employment Agreement with Richard A. Parlontieri

10.3	Form of Promissory Note to GCA Strategic Investment Fund Limited

10.4	Form of 7% Convertible Debenture to GCA Strategic Investment Fund Limited

10.5 (4)	Consulting Agreement with V2R, LLC dated June 13, 2003

10.6 (4)	Consulting Agreement with V2R, Inc. dated June 16, 2003

23.1	Consent of Ramirez International

23.2	Consent of Bennett Thrasher PC

23.3*	Consent of The Lebrecht Group, APLC (included in Exhibit 5.1)

*    To be filed by amendment.

(1)    Incorporated by reference from our Current Report on Form 8-K dated June 16, 2003 and filed with the Commission on June 17, 2003.

(2)    Incorporated by reference from our Pre-Effective Registration Statement on Form SB-2 dated and filed with the Commission on August 30, 2001.

(3)    Incorporated by reference from our Current Report on Form 8-K dated August 29, 2003 and filed with the Commission on September 2, 2003

(4)    Incorporated by reference form our Quarterly Report on Form 10-QSB/A dated September 26, 2003 and filed with the Commission on October 2, 2003

Undertakings

A.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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B.   We hereby undertake:

    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)   Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)  Include any additional or changed material information on the plan of distribution.

   (2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

II - 4

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyrone, State of Georgia, on September 30, 2003.

Speedemissions, Inc.

/s/ Richard A. Parlontieri

By: Richard A. Parlontieri, President and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Richard A. Parlontieri	Dated: September 30, 2003

By: Richard A. Parlontieri, Director

/s/ Bahram Yusefzadeh	Dated: September 30, 2003

By: Bahram Yusefzadeh, Director

/s/ Bradley A. Thompson	Dated: September 30, 2003

By: Bradley A. Thompson, Director

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